                              COGNOS INCORPORATED



This Compliance Document provides information to the shareholders of Cognos Incorporated in advance of its fiscal 2001 Annual Meeting of Shareholders. The documentation consists of:

A.   The Notice of Meeting and Proxy Statement (with Proxy     Page (i) and 1
     Card enclosed) for the Corporation's Annual Meeting of Shareholders to be held June 21, 2001

B.   Consolidated Financial Information in accordance with        Page 29
     Canadian generally accepted accounting principles for the Corporation's fiscal year ended February 28, 2001
     (supplemental to the Corporation's 2001 Annual Report)

                                   COGNOS(R)


                    A.  NOTICE OF MEETING & PROXY STATEMENT

3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, Ontario, Canada, K1G 4K9

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN THAT the Annual Meeting ("Meeting") of Shareholders of Cognos Incorporated ("Corporation") will be held at the Tudor Reception Hall, 3750 Bowesville Road, Ottawa, Ontario, Canada, on Thursday, June 21, 2001, at 3:30 p.m., for the following purposes:

1. to receive the consolidated financial statements of the Corporation in accordance with both United States and Canadian generally accepted accounting principles for the fiscal year ended February 28, 2001, and the reports of the auditors thereon,

2. to elect directors for the ensuing year,

3. to appoint independent auditors and authorize the directors to fix their remuneration,

4. to transact such other business as may properly come before the meeting and any adjournment thereof.

This Notice is accompanied by a form of proxy; a Proxy Statement; the Annual Report of the Corporation, including financial information in accordance with United States (U.S.) generally accepted accounting principles; and financial information in accordance with Canadian generally accepted accounting principles for the fiscal year ended February 28, 2001. Shareholders of record at the close of business on May 4, 2001 are entitled to receive notice of the Meeting. They may vote at the Meeting unless their shares are transferred and the transferee:
(a) produces a certificate(s) representing the transferred shares, or otherwise establishes ownership of the transferred shares, and (b) has demanded in writing, at least ten days before the Meeting, to be included on the list of the Corporation's shareholders entitled to vote at the Meeting.

DATED at Ottawa this 18th day of May, 2001.

                                              By Order of the Board of Directors

                                              /s/ James M. Tory
                                              James M. Tory
                                              Chairman of the Board

--------------------------------------------------------------------------------
If you cannot attend the meeting in person, please complete, sign, date, and return the enclosed form of proxy in the envelope provided as soon as possible in order to ensure that your shares are represented at the Meeting.
--------------------------------------------------------------------------------

                                PROXY STATEMENT


                               Table of Contents


                                                                                               PAGE
                                                                                               ----
Solicitation of Proxies..................................................................        1
Appointment and Revocation of Proxies....................................................        1
Voting of Proxies........................................................................        2
Shareholder Proposals....................................................................        3
Voting Shares and Principal Holders Thereof..............................................        3
Directors................................................................................        4
Security Ownership of Management and Principal Holders...................................       10
Executive Compensation...................................................................       12
Audit Committee Report and Audit Fees....................................................       20
Appointment of Auditors..................................................................       21
Other Matters............................................................................       21
Expenses and Solicitation................................................................       21
Approval by Board of Directors...........................................................       21
Annex A - Alignment with TSE Corporate Governance Guidelines.............................       22
Annex B - Alignment with SEC Audit Committee Rules.......................................       25
Annex C - Audit Committee Mandate........................................................       26

                                    [LOGO]

            3755 Riverside Drive, Ottawa, Ontario, Canada, K1G 4K9

                                PROXY STATEMENT

                (First mailed to Shareholders on May 18, 2001)

SOLICITATION OF PROXIES

The information contained in this Proxy Statement is furnished in connection with the solicitation by the management of Cognos Incorporated ("Corporation") of proxies to be used at the Annual Meeting of Shareholders ("Meeting") of the Corporation to be held on June 21, 2001, at 3:30 p.m. at the Tudor Reception Hall, 3750 Bowesville Road, Ottawa, Ontario, Canada, or at any adjournment of the Meeting. The solicitation of proxies will be made primarily by mail but proxies may also be solicited directly by officers of the Corporation. The costs of solicitation will be borne by the Corporation.

The specific purposes of the meeting are set out in the Notice of Meeting accompanying this Proxy Statement.

The information contained in this Proxy Statement is given as at May 18, 2001, except where otherwise noted.

All share and per-share amounts in this Proxy Statement have been adjusted for the two-for-one stock split approved by the Board of Directors on April 6, 2000, which was paid by way of dividend on April 27, 2000 to shareholders of record on April 20, 2000.

All dollar amounts in this Proxy Statement are in United States dollars unless otherwise stated. Foreign currency amounts have been translated into United States dollars using the appropriate exchange rates for United States currency, as reported by the Bank of Canada.


APPOINTMENT AND REVOCATION OF PROXIES

The persons named in the enclosed form of proxy ("Proxy Form") are either directors or officers of the Corporation. Every shareholder has the right to appoint another person (who need not be a shareholder) to represent the shareholder at the Meeting and may do so either by inserting that person's name in the blank space provided in the Proxy Form or by completing another proper form of proxy. In either case, to be valid, the completed proxy must be delivered to: (a) the Corporation's transfer agent, Computershare Trust Company of Canada, 100 University Avenue, 11/th/ Floor, Toronto, Ontario, Canada M5J 2Y1, in the addressed envelope accompanying this Proxy Statement, or (b) to the Secretary of the Corporation, no later than forty-eight hours preceding the Meeting or any adjournment of the Meeting.

Only registered holders of common shares of the Corporation, or the person they appoint as their proxies, are permitted to attend and vote at the Meeting. However, in many cases, common shares of the Corporation beneficially owned by a holder (a "Non-Registered Holder") are registered either (a) in the name of an intermediary ("Intermediary") that the Non-Registered Holder deals with in respect of the shares; or (b) in the name of a clearing agency.

In accordance with the requirements of National Policy Statement No. 41 of the Canadian Securities Administrators, the Corporation has distributed copies of the Notice of Meeting, this Proxy Statement, the Proxy Form and the Corporation's 2001 Annual Report to Shareholders (which includes management's discussion and analysis) (collectively, the "Meeting materials") to the clearing agencies and Intermediaries for distribution to Non-Registered Holders who have not waived the right to receive them.

Generally, Non-Registered Holders who have not waived the right to receive Meeting materials will either (c) be given a voting instruction form which must
                       -------
be completed and signed by the Non-Registered Holder in accordance with the instruction on the form (which may, in some cases, permit the completion of the voting instruction form by telephone), or (d) be given a proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), and which is otherwise uncompleted except that it is restricted as to the number of shares beneficially owned by the Non-Registered Holder. This latter form of proxy need not be signed by the Non-Registered Holder. A Non-Registered Holder who wishes to submit a proxy should properly complete the form of proxy and deposit it with Computershare Trust Company of Canada, in the manner described in the first paragraph of this Section.

These procedures permit Non-Registered Holders to direct the voting of the shares they beneficially own. If a Non-Registered Holder who receives either a proxy or a voting instruction form wishes to attend and vote at the Meeting in
                                                                            --
person (or have another person attend and vote on behalf of the Non-Registered
------
Holder), the Non-Registered Holder should strike out the names of the persons named in the form of proxy and insert the Non-Registered Holder's (or such other person's) name in the blank space provided or, in the case of a voting instruction form, follow the corresponding directions on the form. In either case, Non-Registered Holders should carefully follow the instructions of their Intermediaries.

A registered shareholder who has given a proxy may revoke the proxy by:

     (e) completing and signing a proxy bearing a later date and depositing it with Computershare Trust Company of Canada in the manner described above; or
     (f) depositing an instrument in writing executed by the shareholder or by the shareholder's attorney authorized in writing: (i) at the registered offices of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used, or (ii) with the chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting or any adjournment of the Meeting; or
     (g)  in any other manner permitted by law.

A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive Meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive Meeting materials and to vote that is not received by the Intermediary at least seven days prior to the Meeting.


VOTING OF PROXIES

The persons named in the Proxy Form will vote the shares in respect of which they are appointed proxy in accordance with the direction of the shareholder appointing them. In the absence of any direction, the shares will be voted FOR the election of directors and FOR the appointment of independent auditors and the authorization of the directors to fix their remuneration, as described in this Proxy Statement.

The management of the Corporation knows of no amendment to the matters referred to in the Notice of Meeting or of any other business that will be presented to the Meeting. If any amendment or other business is properly brought before the Meeting, the persons named in the Proxy Form are given discretionary authority to vote on any amendment or on any other business in accordance with their judgment.


SHAREHOLDER PROPOSALS

To be considered for inclusion in next year's Proxy Statement, shareholder proposals must be received at the Corporation's principal executive offices no later than the close of business on January 18, 2002.

For any proposal that is not submitted for inclusion in next year's Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year's annual meeting, Securities and Exchange Commission rules permit management to vote proxies in its discretion if (a) the Corporation receives notice of the proposal before the close of business on April 3, 2002 and advises stockholders in next year's Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on April 3, 2002.

Notices of intention to present proposals at the fiscal 2002 Annual Meeting should be addressed to The Secretary, Cognos Incorporated, 3755 Riverside Drive, P.O. Box 9707, Station T, Ottawa, Ontario, Canada K1G 4K9. The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.


VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The authorized capital of the Corporation consists of an unlimited number of common shares ("shares") of which 88,442,071 shares were issued and outstanding as of May 4, 2001 ("Record Date").

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of, attend and vote at the Meeting. They may vote at the Meeting unless their shares are transferred and the transferee: (a) produces a certificate(s) representing the transferred shares, or otherwise establishes ownership of the transferred shares, and (b) has demanded in writing, at least ten days before the Meeting, to be included on the list of the Corporation's shareholders entitled to vote at the Meeting. Shareholders are entitled to one vote for each share registered in their respective names.

The principal shareholders of the Corporation are set out in the table appearing in "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS".

Directors will be elected and independent auditors will be appointed by a majority of shares represented and entitled to vote at the Meeting.

DIRECTORS

Election of Directors

The Articles of the Corporation provide for a Board of Directors ("Board") of not less than three and not more than twelve directors to be elected annually. Eight directors will be elected at the Meeting. Each director elected will hold office until the next annual meeting or until a successor is duly elected, or appointed, unless the position is earlier vacated.

The persons named in the Proxy Form will (unless authority to vote is withheld) vote in favor of the election of the eight nominees listed below, or if one of those nominees is unable to serve, or for good cause will not serve (an event that management has no reason to believe will occur), the persons named in the Proxy Form reserve the right to fix the number of directors at less than eight or to vote for a substitute at their discretion.

The following table sets out the name and age of each person nominated for election as a director; the period of service as a director; the principal occupation, business or employment of the nominee during the last five years; all other positions with the Corporation (or its significant subsidiaries) now held by the nominee, if any; the name of any publicly-traded corporation of which the nominee is a director, and the number of common shares beneficially owned or over which control or direction is exercised and the number of deferred share units held by each of them.


--------------------------------------------------------------------------------------------------------
Name and Age                                       Director      Shares Beneficially      Deferred Share
Principal Occupation                                 Since       Owned or Controlled        Units Held
--------------------------------------------------------------------------------------------------------
John E. Caldwell (51) +                               2000                800                   504.88

Chief Executive Officer of Geac Computer
Corporation Limited, a software and systems
solutions provider, since November 2000.
Private Investor from October 1999 to October
2000, and President and Chief Executive
Officer, CAE Inc., from June 1993 to October
1999. Director of Geac Computer Corporation
Limited and Stelco Inc.
--------------------------------------------------------------------------------------------------------
Douglas C. Cameron (62) *+                            1983             12,000                 1,402.72

Investment Advisor, RBC Dominion Securities
Inc., an investment dealer, since October 1993.
--------------------------------------------------------------------------------------------------------
Pierre Y. Ducros (62) ++                              1986             20,000                 1,202.33

Private Investor since June 1996. Chairman and
Chief Executive Officer, DMR Group Inc. from
February 1973 to June 1996. Director of
Alliance Atlantis Communications Inc., BCE
Emergis, National Bank Financial and Manulife
Financial.
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Douglas J. Erwin (48) ++                              1998               Nil                  1,202.33

President and Chief Executive Officer,
PentaSafe Security Technologies, Inc., an
auditing and security software company, since
April 1998. Chief Operating Officer, BMC
Software, Inc. from April 1994 to October 1997.
--------------------------------------------------------------------------------------------------------
Robert W. Korthals (67) ++                            1997              2,000                 1,402.72

Chairman, Ontario Teachers Pension Plan Board
since January 2000 and Chairman, Co-Steel
Inc., a minimill steel producer, since June
1997. Chairman, North American Life Assurance
Company from April 1995 to December 1995.
Director of Global Telecom Split Shares Corp.,
Jannock Properties Limited, MCM Split Shares
Corp., Premium Income Corporation, Rogers
Communications Inc., RTO Enterprises Inc. and
Suncor Energy Inc.
--------------------------------------------------------------------------------------------------------
Candy M. Obourn (51) +                                1999              1,000                   246.91

President, Document Imaging and Senior Vice
President, Eastman Kodak Company, a
photographic products and imaging company,
since January 2000. President, Document
Imaging and Vice President of Kodak from
October 1995 to December 1999.
--------------------------------------------------------------------------------------------------------
James M. Tory, Q.C. (71) *                            1982             89,000                 5,210.09

Chairman of the Board of Directors since
September 1995. Chair Emeritus and Counsel,
Torys, Barristers & Solicitors, since March
1995 and prior thereto as a partner in that
firm. Director of Inmet Mining Corporation and
Goldlist Properties Inc.
--------------------------------------------------------------------------------------------------------
Renato (Ron) Zambonini (54)                           1994            257,072                   N/A

President and Chief Executive Officer since
September 1995.
--------------------------------------------------------------------------------------------------------

*  Member of the Corporate Governance Committee.

+  Member of the Audit Committee.

++ Member of the Human Resources & Compensation Committee.


Statement of Corporate Governance Practices

The Toronto Stock Exchange ("TSE") requires that the Corporation disclose its approach to corporate governance and relate the corporate governance practices of the Corporation to specific guidelines. These guidelines, together with a brief description of the alignment of the Corporation's practices with them, are set out in Annex A to this Proxy Statement. The Corporation is satisfied that it complies with the recommended guidelines.

Board Meetings and Composition

The Board has five regularly scheduled meetings each year - following the end of each fiscal quarter and a strategic planning session. Additional meetings may be convened by the Board as required. The Board met nine times during the recently completed fiscal year. Each director attended more than 75% of the total number of meetings of the Board in that period and the total number of meetings held by all committees of the Board on which that director served in that period.

All nominees for director, except Mr. Zambonini, are unrelated and outside directors. The Corporation does not have a significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the Board of Directors.


Board Committees

The Board has established three standing committees: the Corporate Governance Committee, the Audit Committee, and the Human Resources & Compensation Committee. The Board has adopted written mandates for each committee.

Corporate Governance Committee

The Corporate Governance Committee is responsible for making recommendations to the Board with respect to: (a) all matters relating to the stewardship role of the Board in respect of the management of the Corporation, (b) Board size, composition, and orientation, (c) Board compensation, and (d) procedures necessary to allow the Board to function independently of management. This committee is also responsible for reporting to the Board with respect to appropriate candidates for nomination to the Board, and for evaluating the performance of the Board. Although this committee did not meet during the recently completed fiscal year, the matters for which it is responsible were undertaken by the Board as a whole. This committee is currently composed of the following directors: Mr. Tory (Chairman) and Mr. Cameron. Each of them is an unrelated director.

Audit Committee

The Audit Committee is responsible for supervising the audit of the Corporation's financial records as well as establishing policies and procedures concerning the Corporation's financial reporting, internal accounting, financial controls, management information, and risk management. In 1998, the Board adopted a written charter for the Audit Committee which is set out in Annex C. The charter is reviewed and updated on a regular basis. The committee is responsible for reviewing quarterly financial statements and the annual financial statements prior to their approval by the full Board and therefore meets not less frequently than each fiscal quarter in conjunction with each quarterly Board meeting. The committee meets with the independent auditors of the Corporation on a regular basis without any members of management present. The Audit Committee met four times during the most recently completed fiscal year. This committee is currently composed of the following directors: Mr. Cameron (Chairman), Mr. Caldwell and Ms. Obourn. Each of them is an unrelated director and is otherwise independent of the Corporation (as independence is defined in the listing standards of the Nasdaq National Market).

The U.S. Securities and Exchange Commission has recently adopted new rules regarding the composition and operation of the Audit Committee. These rules are designed to improve the qualifications of audit committee members and the quality of financial information being given to the investing public. The rules are set out in Annex B to this Proxy Statement, together with a brief description of the alignment of the Corporation's practices with the rules. The Corporation and the Board have reviewed the requirements under the new rules and are satisfied that the Committee is in compliance with their requirements. As required by the new rules, the Report of the Audit Committee is set out at page 20.

Human Resources & Compensation Committee

The Human Resources & Compensation Committee reviews and recommends to the Board the compensation for the Chief Executive Officer. It also reviews and approves the compensation for other executive officers based, in part, on the recommendations of the Chief Executive Officer. In addition, the committee reviews and approves significant personnel policies of the Corporation, including incentive programs, compensation, benefits, and overall compensation policies. The committee met once and also took actions by written consent during the most recently completed fiscal year. Consent actions related to the approval of the issuance of options as required under the Corporation's stock option plan. This committee is currently composed of unrelated directors, namely: Mr. Korthals (Chairman), Mr. Ducros and Mr. Erwin. Each of them is an unrelated director.


Compensation of Directors

The annual retainer payable to a non-employee director is C$15,000 and an additional annual retainer of C$2,500 is payable for each non-employee director who chairs a committee of the Board. The Chairman receives additional compensation in respect of his duties in the amount of C$50,000. Each non-employee director receives meeting fees of C$1,250 for attendance (including attendance by telephone) at each Board meeting and committee meeting of which the director is a member. Directors are compensated for duties outside those normally undertaken by directors at the rate of C$2,000 per day. Employees of the Corporation serving on the Board do not receive directors' compensation.

A deferred share plan for non-employee directors ("DSP") was adopted in April 1999. Under the DSP, non-employee directors may receive all or part of their annual retainer fee in cash, options or deferred share units. A deferred share unit ("DSU") is a unit, equivalent in value to a common share of the Corporation, credited by means of a bookkeeping entry in the books of the Corporation to an account in the name of the non-employee director. At the end of the director's tenure as a member of the Board the director is either (a) paid the market value of the shares represented by the DSUs, or (b) receives the whole number equivalent of the number of DSUs in common shares of the Corporation purchased on the open market. DSUs represent the variable (at risk) component of the directors' compensation. All directors have elected to receive their entire annual retainer in the form of DSUs. Additional compensation consisting of deferred share units or an option award under the DSP may be awarded to non-employee directors as the Board deems appropriate.

The total cash compensation paid to non-employee directors in fiscal 2001 for duties performed during the fiscal year was $75,135. The table at page 4 sets out the number of DSUs held by each nominee for director. No amounts were paid for duties outside those normally undertaken by directors.

Non-executive directors hold stock options that are currently exercisable or exercisable within 60 days from the Record Date ("Exercisable Optioned Shares") as indicated in the notes to the table appearing in "SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS". The following table sets out, for each of the non-executive directors, the grant date and exercise price for those Exercisable Optioned Shares. Unless otherwise noted, all option grants vest immediately on the date of grant, continue as long as the grantee is a director and expire on the eighth anniversary of the date of grant.

====================================================================================================================================
Grant Date /  April 15,   April 23,       October 8,   April 14,   Sept. 28,   June 25,    Dec. 21,   March 14,  April 11,
Exercise      1996 /      1997 /          1997 /       1998 /      1998 /      1999 /      1999 /     2000 /     2000 /
Price/(1)/    $  9.43     $ 11.35         $ 12.14      $ 14.09     $  8.33     $10.75      $ 20.18    $ 33.80    $35.11     Total
------------------------------------------------------------------------------------------------------------------------------------
J. Caldwell                                                                                              20,000      2,000    22,000
D. Cameron    4,000/(2)/                       3,000       3,000                  4,000                              2,000    16,000
P. Ducros     9,000/(2)/                       3,000       3,000                  4,000                              2,000    21,000
D. Erwin                                                              20,000      4,000                              2,000    26,000
R. Korthals               20,000/(3)/          3,000       3,000                  4,000                              2,000    32,000
C. Obourn                                                                                    20,000                  2,000    22,000
J. Tory       9,000/(2)/                       3,000       3,000                  4,000                              2,000    21,000
------------------------------------------------------------------------------------------------------------------------------------
TOTAL           22,000       20,000           12,000      12,000      20,000     20,000      20,000      20,000     14,000   160,000
====================================================================================================================================

(1) Options are granted in Canadian dollars. Exercise price shown in U.S. dollars is quoted using the historical rate of exchange as at the date of grant.
(2)  Options expire on the seventh anniversary of the date of grant.
(3) Options vest in equal installments on each of the four successive anniversaries of the date of grant.

All stock options referred to above were awarded under the Stock Option Plans described under "Human Resources & Compensation Committee Report on Executive Compensation - Long-Term Incentives".


Decisions Requiring Board Approval

In addition to those matters which must by law be approved by the Board, management is also required to seek Board approval for any disposition, commitment, venture, or significant expenditure in either monetary or business terms. Changes in senior management are reviewed by the Human Resources & Compensation Committee, and then referred to the Board for final disposition.


Expectations of Management

The Board expects management of the Corporation to effectively manage its business in accordance with the strategic and policy directions approved by the Board. Management is expected to fully inform the Board of its performance in relation to those plans and any events that may affect those plans, and propose to the Board remedial or alternate actions. The Board, either directly or through its Corporate Governance Committee, will continue to review its corporate governance practices and make any changes that it deems necessary.


Shareholder Feedback

Inquiries from shareholders are responded to by the Vice President, Corporate Relations, the Secretary or another appropriate officer of the Corporation. The Corporation maintains regular communications with the financial and investment community through industry analyst briefings by the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer on at least a quarterly basis. The quarterly earnings conference calls are webcast over the Internet and are accessible for a limited period of time from the Corporation's investor relations web page at www.cognos.com.

Directors' and Officers' Indemnification

The Corporation indemnifies each director and officer of the Corporation against liability resulting from any civil, criminal or administrative action or proceeding to which that person is made a party by reason of being, or having been, a director or officer of the Corporation (including an action by or on behalf of the Corporation), as long as that person (a) acted honestly and in good faith with a view to the best interests of the Corporation, and (b) had reasonable grounds for believing that his or her conduct was lawful in any criminal or administrative proceeding that is enforced by a monetary penalty.

During the year ended February 28, 2001, the Corporation carried directors' and officers' liability insurance coverage with an aggregate policy limit of $13.4 million (C$20 million) with a $5.0 million (C$7.5 million) deductible. The annual premium for this coverage, amounting to $36,863 (C$55,196), was paid by the Corporation.

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

The following table sets out information, as at May 4, 2001, with respect to (a) all shareholders known by the Corporation to be beneficial owners of more than 5% of its outstanding shares, and (b) share ownership, including the right to acquire shares by exercise of stock options on or before July 3, 2001, by each nominee for director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group.

-------------------------------------------------------------------------------------------------
Name                                               Shares Beneficially Owned      Percentage/(1)/
-------------------------------------------------------------------------------------------------
Michael U. Potter/(2)/                                     10,880,018                 12.12%
Sixty-Two John Street,
Ottawa, Ontario, Canada, K1M 1M3
John E. Caldwell/(3)/                                          22,800                     *
Douglas C. Cameron/(4)/                                        28,000                     *
Pierre Y. Ducros/(5)/                                          41,000                     *
Douglas J. Erwin/(6)/                                          26,000                     *
Robert W. Korthals/(7)/                                        34,000                     *
Candy M. Obourn/(8)/                                           23,000                     *
James M. Tory/(9)/                                            110,000                     *
Renato Zambonini/(10)/                                        597,072                     *
Terry Hall/(11)/                                              293,600                     *
Robert A. Engels/(12)/                                         76,053                     *
Tony Sirianni/(13)/                                            63,003                     *
Donnie M. Moore/(14)/                                         122,484                     *
Robert G. Ashe/(15)/                                          265,167                     *
-------------------------------------------------------------------------------------------------
Directors and Executive Officers as a group                 1,972,711                   2.2%
(15 persons) /(1) (16)/
-------------------------------------------------------------------------------------------------

*    Indicates less than 1%

(1) Percentage ownership is calculated using as the denominator total shares outstanding as of the Record Date plus the number of shares which the person, entity, or group indicated has a right to purchase pursuant to options currently exercisable or exercisable within 60 days, or on or before July 3, 2001. Reference to shares that the persons named below have the right to acquire through options includes options currently exercisable or exercisable on or before July 3, 2001.

(2) Mr. Potter has sole voting power and sole investment power over 47,818 shares and shared voting power and shared investment power over 10,832,200 shares. Mr. Potter has the right to acquire nil shares through options.

(3)  Mr. Caldwell has the right to acquire 22,000 shares through options.

(4)  Mr. Cameron has the right to acquire 16,000 shares through options.

(5)  Mr. Ducros has the right to acquire 21,000 shares through options.

(6)  Mr. Erwin has the right to acquire 26,000 shares through options.

(7)  Mr. Korthals has the right to acquire 32,000 shares through options.

(8)  Ms. Obourn has the right to acquire 22,000 shares through options.

(9)  Mr. Tory has the right to acquire 21,000 shares through options.

(10) Mr. Zambonini has the right to acquire 340,000 shares through options.

(11) Mr. Hall has the right to acquire 159,398 shares through options.

(12) Mr. Engels ceased to be an officer of the Corporation on July 13, 2000 but remained an employee of the Corporation during the fiscal year ended February 28, 2001. He has the right to acquire 7,500 shares through options.

(13) Mr. Sirianni has the right to acquire 25,000 shares through options.

(14) Mr. Moore has the right to acquire 108,500 shares through options.

(15) Mr. Ashe has the right to acquire 229,167 shares through options.

(16) The group is comprised of the individuals named in the Summary Compensation Table on page 12, the remaining executive officers of the Corporation, and those persons who were directors of the Corporation on the Record Date. The amount shown includes 1,306,909 shares which the directors and executive officers as a group have the right to acquire by exercise of stock options granted under the Corporation's stock option plans through July 3, 2001.

Statements contained in the table as to securities beneficially owned or controlled by directors, officers, and 5% beneficial owners are, in each instance, based upon information obtained from such directors, officers, and beneficial owners.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets out the compensation received for each of the last three fiscal years for Mr. Zambonini, the Chief Executive Officer of the Corporation, and those persons who were, at February 28, 2001, the other four most highly compensated executive officers of the Corporation and one additional individual who was not serving as an officer at the end of the fiscal year.

Summary Compensation Table
(All dollar amounts are in U.S. dollars)

---------------------------------------------------------------------------------------------------------------------
                                                                                    Long-term
                                                                                  Compensation
                                                Annual Compensation                Awards/(3)/
--------------------------------------------------------------------------------------------------
                                                                     Other         Securities
Name and Principal          Fiscal                                  Annual         Underlying         All Other
Position                     Year     Salary/(1)/    Bonus/(2)/   Compensation   Options/SARs (#)    Compensation/(4)/
---------------------------------------------------------------------------------------------------------------------
Renato Zambonini/(5)/          2001     $267,148      $420,757             ---           100,000           $ 3,718
President and Chief            2000     $254,585      $375,938             ---           150,000           $ 4,583
 Executive Officer             1999     $230,049      $391,083             ---                 0               ---

Terry Hall                     2001     $315,000      $336,000             ---            80,000           $ 1,500
Senior Vice President,         2000     $281,250      $518,036             ---           200,000           $ 1,708
 Operations and Chief          1999     $235,000      $440,740             ---                 0           $   531
 Operating Officer

Robert A. Engels /(6)/         2001     $225,967      $144,002             ---              ----           $ 8,111
Senior Vice President,         2000     $244,826      $199,907             ---            30,000           $ 8,737
European Operations            1999     $233,773      $202,750             ---                 0           $11,118

Tony Sirianni                  2001     $180,000      $222,265             ---            60,000           $ 2,130
Senior Vice President,         2000         ----          ----             ---              ----              ----
North American Field           1999         ----          ----             ---              ----              ----
 Operations

Donnie M. Moore/(5)//(7)//(8)/ 2001     $163,628      $161,290             ---            60,000           $ 3,673
Senior Vice President,         2000     $152,751      $157,721             ---           100,000           $ 3,793
 Finance & Administration      1999     $150,032      $170,036             ---                 0           $ 3,684
 and Chief Financial
 Officer

Robert G. Ashe/(5)//(8)/       2001     $156,949      $118,994             ---            50,000           $ 3,651
 Senior Vice President,        2000         ----          ----             ---              ----              ----
 Chief Corporate Officer       1999         ----          ----             ---              ----              ----
------------------------------------------------------------------------------------------------------------------

(1)  Salary is base salary earned for the current year.

(2) Bonuses for each year include amounts earned for that year, even if paid in the subsequent year, and exclude bonuses paid during that year but earned for a prior year.

(3) As of the Record Date, the Corporation has not granted any restricted shares, or stock appreciation rights ("SARs"), as compensation.

(4) The amounts in this column pertain to the Corporation's annual contribution to each individual's savings plan. The Corporation contributes to a Retirement Savings Plan on behalf of Messrs. Zambonini, Moore and Ashe. Cognos Limited (U.K.) contributed to the Cognos Limited Executive

    Retirement Scheme for Mr. Engels, and Cognos Corporation (U.S.A.) contributes to a 401(k) savings plan for Messrs. Hall and Sirianni.

(5) These individuals are employed in Canada and paid in Canadian dollars. The amounts shown in the above table are expressed in U.S. dollars using the following weighted annual exchange rate for the Corporation's fiscal years ending on the last day of February:

             2001 -- C$1.00            =     US$0.6679
             2000 -- C$1.00            =     US$0.6789
             1999 -- C$1.00            =     US$0.6668

(6) Mr. Engels was employed in Europe and paid in pounds sterling. Mr. Engels was an executive officer of the Corporation until July 13, 2000. He remains an employee of the Corporation. The amounts shown in the above table are expressed in U.S. dollars using the following weighted annual exchange rate for the Corporation's fiscal years ending on the last day of February:


             2001 -- UK(Pounds)1.00    =     US$1.4884
             2000 -- UK(Pounds)1.00    =     US$1.6107
             1999 -- UK(Pounds)1.00    =     US$1.6527

(7) In each of the three fiscal years shown the entire bonus amount was contributed on behalf of Mr. Moore to a retirement arrangement established and maintained in accordance with guidelines promulgated by the Canada Customs and Revenue Agency (formerly Revenue Canada).

(8) On May 1, 2001, Mr. Moore resigned as Senior Vice President, Finance & Administration and Chief Financial Officer and retired from full-time employment with the Corporation. He will continue to be employed on an indefinite part-time basis for a period ending no earlier than May 1, 2002. Robert G. Ashe assumed his duties and was appointed Senior Vice President, Chief Corporate Officer effective on the same date.

Option/SAR Grants in Last Fiscal Year

The following table provides information with respect to stock option grants by the Corporation to the named executive officers for the fiscal year ended February 28, 2001.

--------------------------------------------------------------------------------------------------------------------
                                          Individual Grants
                  --------------------------------------------------------------      Potential Realizable Value at
                     Number of      % of Total                                        Assumed Annual Rates of Stock
                     Securities       Options                                            Price Appreciation for
                     Underlying     Granted to       Exercise     Expiration                  Option Term (3)
                      Options      Employees in      Price per       Date             -----------------------------
Name                 Granted (1)    Fiscal Year      Share (2)    (mm/dd/yy)               5%                 10%
-------------------------------------------------------------------------------------------------          ---------
Renato Zambonini        100,000              3.9%        $35.52          4/11/08       $1,696,012          $4,062,209
---------------------------------------------------------------------------------------------------------------------
Terry Hall               80,000              3.1%        $35.52          4/11/08       $1,356,810          $3,249,767
---------------------------------------------------------------------------------------------------------------------
Robert A. Engels           ----             ----           ----             ----             ----                ----
---------------------------------------------------------------------------------------------------------------------
Tony Sirianni (4)        20,000              0.8%        $31.65          3/31/08       $  302,211          $  723,841

                         40,000              1.6%        $35.52          4/11/08       $  678,405          $1,624,884
---------------------------------------------------------------------------------------------------------------------
Donnie M. Moore          60,000              2.4%        $35.52          4/11/08       $1,017,607          $2,437,325
---------------------------------------------------------------------------------------------------------------------
Robert G. Ashe           50,000              2.0%        $35.52          4/11/08       $  848,006          $2,031,105
---------------------------------------------------------------------------------------------------------------------

(1) Option awards are typically made following the release of the Corporation's year-end results. During the course of the year other awards may be granted in special circumstances. In all cases, option awards are approved by the Human Resources & Compensation Committee, the administrator of the Corporation's Stock Option Plans. Option awards to employees typically vest on each of the successive four anniversaries of the date of grant and expire on the eighth anniversary of the date of grant.

(2) Exercise Price is equivalent to the market value, on The Toronto Stock Exchange, of securities underlying options on the day preceding the date of grant.

(3) These amounts represent the gain that may be realized upon exercise of the options immediately prior to the expiration of their term (net of the option exercise price but before taxes associated with the exercise) assuming the specified compound rates of appreciation (5% and 10%) of the Corporation's shares over the term of the options. These amounts are calculated based on rules promulgated by the United States Securities and Exchange Commission and do not reflect the Corporation's estimate of future stock price increases. Actual gains, if any, on any stock option exercises and resultant shareholdings are dependent on the timing of each exercise and the future share performance. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4) All named executive officers are participants in the executive option award described in "Human Resources & Compensation Committee Report on Executive Compensation - Long-Term Incentives". The circumstances giving rise to the second award granted to Mr. Sirianni are described within this section.

Aggregated Option Exercises and Fiscal Year-End Option Values
(All dollar amounts are in U.S. dollars)

The following table provides information on stock option exercises in the fiscal year ended February 28, 2001, by the named executive officers and the number and value of such officers' outstanding options as at February 28, 2001. Dollar values indicated represent the net of market value less exercise price.

----------------------------------------------------------------------------------------------------------------
                                                       Number of Securities         Value of Unexercised In-
                        Shares        Aggregate       Underlying Unexercised          The-Money Options at
                     Acquired on        Value       Options at Fiscal Year-End         Fiscal Year End/(1)/
                                                  --------------------------------------------------------------
Name                 Exercise (#)     Realized     Exercisable   Unexercisable     Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------
Renato Zambonini                0               0       157,500         332,500       $1,781,149      $2,549,726

Terry Hall                124,996      $2,672,621        25,000         330,008       $   90,867      $2,205,323

Robert A. Engels           82,496      $2,343,930             0          72,504                0      $  812,645

Tony Sirianni              19,624      $  419,965             0         105,626                0      $  426,404

Donnie M. Moore           128,000      $3,656,188             0         235,000                0      $1,932,627

Robert G. Ashe             83,333      $2,239,472        91,659         225,008       $1,032,136      $1,932,721
----------------------------------------------------------------------------------------------------------------


(1) Value of unexercised in-the-money options is calculated based on the fair market value of the underlying shares on the Nasdaq, minus the exercise price, and assumes sale of the underlying shares on February 28, 2001, the last trading day in fiscal 2001, at a price of $21.06 being the fair market value of the Corporation's shares on such date.


Employment Agreements

The employment agreements of each of Messrs. Zambonini, Hall and Moore provide, among other things, that if their employment is terminated without cause, the Corporation will pay severance in an amount equal to one year's salary at the time of termination. If either of Mr. Zambonini or Mr. Hall is subsequently employed by another party for any portion of the year following termination, the severance payment will be reduced on a pro-rata basis for that portion.

The employment agreements of each of Messrs. Zambonini, Hall and Moore have been amended in the manner described in the discussion of the Senior Executive Option Award in "Human Resources & Compensation Committee Report on Executive Compensation - Long-Term Incentives."

As of May 1, 2001, Mr. Donnie Moore resigned as Senior Vice President, Finance & Administration and Chief Financial Officer and retired from full-time employment with the Corporation. His employment agreement was amended to provide that he will continue to be employed on an indefinite part-time basis for a period ending no earlier than May 1, 2002. His compensation for those duties is $30,000 annually. Also, in recognition of his outstanding contribution to the Corporation during 15 years of service as Chief Financial Officer, a special one-time payment in the amount of C$156,916 will be made to his retirement arrangement established and maintained in accordance with guidelines issued by the Canada Customs and Revenue Agency (formerly Revenue Canada).

Human Resources & Compensation Committee Report on Executive Compensation

Mandate of the Human Resources & Compensation Committee

The mandate of the Human Resources & Compensation Committee ("Committee") is set out in "Corporate Governance - Board Committees". Among other matters, it is responsible for reviewing and approving the compensation for the Chief Executive Officer and the other executive officers of the Corporation. The Corporation's compensation program for executive officers comprises cash compensation and long-term incentive compensation in the form of stock options. A policy of stock ownership for executives of the Corporation was adopted in fiscal 2000 (as described in "Share Ownership" below).

Cash Compensation

Each senior officer is assigned a target cash compensation amount at the beginning of each fiscal year. This amount is based on salary surveys of both similarly-sized software companies and larger software companies, some of which are represented in the Performance Graph on page 19, as well as on job responsibilities and performance. Target cash compensation is allocated between two components: a fixed base salary and a variable bonus target. At the election of the executive officer, the Corporation may contribute to a retirement arrangement in accordance with guidelines established by the Canada Customs and Revenue Agency (formerly Revenue Canada).

Base salary is based on the criteria set out above, that is, on market surveys, job responsibilities and performance.

The bonus target for each officer varies in accordance with his role, responsibilities and objectives. Once the target is set, most of the officers will earn a significant portion of their bonus target based on corporate performance, the amount of which is to be determined under the Performance Formula referred to below. The balance will be earned based on the accomplishment of specific objectives related to the individual responsibilities and duties of the particular officer. Some of these objectives are quantitative while others require subjective judgments.

The amounts of the actual bonus payments related to corporate performance is determined by way of a fixed formula established by the Committee at the commencement of the fiscal year ("Performance Formula") based on a combination of the Corporation's revenue growth and return on equity. The balance, based on individual performance, is determined in accordance with a pre-set formula calculation related to the attainment of specific quantitative goals and/or a subjective assessment of performance where a quantitative increase is inappropriate.

In a given year, an officer may achieve more or less than the established target cash compensation amount depending on corporate and personal performance against these objectives. For the year ended February 28, 2001, individual bonus amounts earned ranged from 101% to 210% of the bonus target primarily as a result of the effect of the Performance Formula and other bonus performance criteria. The range of total cash compensation earned by all named executive officers was from 100% to 147% of their respective individual target cash compensation amounts.

Long-Term Incentives

Long-term incentives are provided through stock options awarded under the 1997-2002 Stock Option Plan ("1997 Option Plan"), which was adopted by the Board on April 9, 1997 and approved by shareholders on June 25, 1997. Directors, officers, employees and consultants of the Corporation are eligible to participate in the 1997 Option Plan. Through the award of stock options, the Corporation seeks to attract, reward and retain employees by providing them with a means of sharing in the financial success created by their combined efforts. In particular, the award of stock options to executive officers seeks to provide them with an incentive to enhance shareholder value. Options are granted on the basis of an individual's level of responsibility and potential to contribute to the Corporation's future success.

Options to employees are awarded at the discretion of management and typically vest equally on each of the successive four anniversaries of the date of grant and expire on the eighth anniversary of the date of grant. Options to directors typically vest in their entirety on the date of grant. All options are priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant.

On April 15, 1996, the Committee awarded certain key officers of the Corporation and its subsidiaries, including all of its executive officers, options under the predecessor of the 1997 Option Plan, the 1993-1998 Stock Option Plan ("1993 Option Plan"), subject to terms that the Committee viewed as further aligning key officers' interests with those of shareholders and encouraging the enhancement of shareholder value ("Senior Executive Option Award"). These options have fully vested and expire on the eighth anniversary of the date of grant. At the time of the granting of the Senior Executive Option Award, its terms provided that the net proceeds (after tax) of any exercise of these options occurring on or before the seventh anniversary of the date of grant would be used to purchase common shares of the Corporation in the name of the executive at prevailing market prices. The shares purchased would be held in trust by the Corporation and released to the executive in equal portions on the first and second anniversaries of purchase ("Trust Shares"). This Trust Shares procedure was reviewed by the Committee during fiscal 2000 and it concluded that it was unduly complex. On May 19, 1999 this requirement was ended and replaced by share ownership guidelines for executives (described below) which in the view of the Committee achieved the same end.

Absent special circumstances, participants in the Senior Executive Option Award were not eligible to receive additional annual option awards until March 1, 1999. However, on April 23, 1997, Mr. Rottenberg was awarded an option to acquire 40,000 shares under the 1993 Option Plan upon his appointment as Senior Vice President, Marketing and Business Strategy. The importance of his appointment to the implementation of the Corporation's strategic initiatives to focus and upgrade the Corporation's marketing and business development activities were deemed by the Committee to be special circumstances justifying the award. The option vests equally on the second, third, and fourth anniversaries of the date of grant and expires on the seventh anniversary of that date.

Mr. Robert Minns, Senior Vice President, New Products, became an executive officer during the fiscal year ended February 28, 1998, and did not participate in the Senior Executive Option Award. On April 14, 1998, Mr. Minns was awarded an option to acquire 30,000 shares under the 1997 Option Plan. The option vests equally on the second, third, and fourth anniversaries of the date of grant and expires on the eighth anniversary of that date.

Mr. Tony Sirianni, Senior Vice President, North American Field Operations, became an executive officer during the fiscal year ended February 28, 2001. On March 31, 2000, Mr. Sirianni was awarded an option to acquire 20,000 shares under the 1997 Option Plan. The Committee based this award on the importance of Mr. Sirianni's role in the key North American market. The option vests equally on the second, third, and fourth anniversaries of the date of grant and expires on the eighth anniversary of that date.

On April 11, 2000, the Committee awarded option grants to certain key employees of the Corporation and its subsidiaries, including all of the named executive officers, with the exception of Mr. Engels, as set out in "Option/SAR Grants in Last Fiscal Year".

As of the Record Date, options to purchase 6,932,206 shares under the 1997 Option Plan, and predecessor plans, were outstanding at a weighted average exercise price of $8.37.

Share Ownership

To promote better alignment of management and shareholder interests, in May 1999 the Corporation adopted share ownership guidelines for the Chief Executive Officer, Senior Vice Presidents and Vice Presidents of the Corporation ("Executives"). Executives are expected to accumulate and hold shares having a market value at least equal to a multiple of their annual base salary. That multiple increases with the level of responsibility of the executive. Executives have three years from the time they become subject to the guidelines to achieve the designated level of stock ownership. Compliance with the guidelines, while voluntary, is strongly recommended. Failure to comply could result in the reduction or suspension from participation in the Corporation's incentive programs.

Chief Executive Officer Compensation

The Chief Executive Officer's ("CEO") compensation is reviewed and recommended to the Board by the Committee. The Committee was of the view that the CEO was undercompensated in comparison to industry levels. Following discussions with Mr. Zambonini, the Committee agreed with Mr. Zambonini's request that any increase should be primarily in the form of risk-based compensation tied to the performance of the Corporation. Accordingly, Mr. Zambonini's base salary was set at $267,148 (C$400,000), representing a 7% increase over his Canadian dollar base salary in the previous fiscal year. His bonus target was increased by 60% over his Canadian dollar bonus target in the previous fiscal year, to $200,361 (C$300,000). His bonus payment is determined by using the Performance Formula referred to in "Human Resources & Compensation Committee Report on Executive Compensation - Long Term Incentives", above, and resulted in a bonus of $420,757 (C$630,000) (210% of bonus target) for the fiscal year ended February 28, 2001.

This report has been provided by the Human Resources & Compensation Committee of the Board of Directors.

                                                   Robert W. Korthals (Chairman)
                                                   Pierre Y. Ducros
                                                   Douglas J. Erwin



Human Resources & Compensation Committee Interlock and Insider Participation in Compensation Decisions

The members of the Human Resources & Compensation Committee are Messrs. Korthals (Chairman), Ducros and Erwin. No member of the Committee was at any time during the past year an officer or employee of the Corporation or any of its subsidiaries, was formerly an officer of the Corporation or any of its subsidiaries, or had any relationship with the Corporation requiring disclosure herein. During the last year, no executive officer of the Corporation served as
(i) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Human Resources & Compensation Committee of the Corporation; (ii) a director of another entity, one of whose executive officers served on the Human Resources & Compensation Committee of the Corporation; or
(iii) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of the Corporation.

Performance Graph


[GRAPH]


(1)  Dollar amounts are in U.S. dollars.

(2) The stock price performance graph is not necessarily indicative of future performance. Information used on the graph was obtained from The Nasdaq Stock Market, Inc., a source believed to be reliable, but the Corporation is not responsible for any errors or omissions in such information.


The above graph compares the five-year cumulative total return on the Corporation's shares with the comparable cumulative return of a broad equity index and an industry index. The indexes used are the Center for Research in Securities Prices ("CRSP") Total Return Index for The Nasdaq Stock Market (U.S. and Foreign Companies), and the Nasdaq Computer & Data Processing Services Stocks Index.

The graph assumes $100 invested on February 28, 1996 in the Corporation's shares and each of the Nasdaq indexes.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the Corporation's audited consolidated financial statements as of and for the year ended February 28, 2001.

The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with Ernst & Young LLP their independence and considered the compatibility of nonaudit services with the auditors' independence.

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the fiscal year ended February 28, 2001 and that Ernst & Young LLP be appointed independent auditors of the Corporation for 2002. The foregoing report is provided by the following independent directors, who constitute the Audit Committee.

                                                   Douglas C. Cameron (Chairman)
                                                   John E. Caldwell
                                                   Candy M. Obourn



FEES PAID TO THE INDEPENDENT AUDITORS

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of the Corporation's annual consolidated financial statements for the fiscal year ended February 28, 2001 and the reviews of the unaudited interim financial statements included in the Corporation's Form 10-Q's for the fiscal year ended February 28, 2001 ("Audit Services") were $347,000.

Financial Information Systems Design and Implementation Fees

Ernst & Young did not perform any professional services with respect to financial information systems design and implementation for the fiscal year ended February 28, 2001 ("Technology Services").

All Other Fees

The aggregate fees billed by Ernst & Young LLP for professional services other than Audit Services and Technology Services for the fiscal year ended February 28, 2001 were $823,000.

APPOINTMENT OF AUDITORS

A resolution will be presented at the Meeting to appoint Ernst & Young LLP as independent auditors of the Corporation for the fiscal year ending February 28, 2002 and authorize directors to fix their remuneration. Ernst & Young LLP have been auditors of the Corporation since January 1984. The Board recommends a vote in favor of this resolution.

Arrangements have been made for one or more representatives of Ernst & Young LLP to attend the Meeting. These representatives will be accorded the opportunity to address the Meeting and can be expected to respond to appropriate questions.


OTHER MATTERS

The management of the Corporation knows of no amendment or variation of the matters referred to in the Notice of Annual Meeting and of no other business to be brought before the Meeting. However, if any amendment, variation or other business is properly brought before the Meeting, the Proxy Form confers discretionary authority on the persons appointed proxy to vote on any amendment or variation of the matters referred to in the Notice of Annual Meeting or any other business in accordance with their best judgment.


EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Corporation. In addition to soliciting shareholders by mail through its regular employees, the Corporation may request banks and brokers to solicit their customers who have shares of the Corporation registered in the names of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some shareholders in person or by mail, telephone or fax following original solicitation.


APPROVAL BY BOARD OF DIRECTORS

The contents and the sending of this Proxy Statement have been approved by the Board of Directors of the Corporation.


DATED at Ottawa this 18th day of May, 2001.
                                                           /S/ James M. Tory
                                                           James M. Tory
                                                           Chairman of the Board

                                    ANNEX A

ALIGNMENT WITH TSE CORPORATE GOVERNANCE GUIDELINES

------------------------------------------------------------------------------------------------------------------------------------
       TSE Corporate Governance Guideline                     Alignment                      Comment
                                                              Status
------------------------------------------------------------------------------------------------------------------------------------
1.     Board should explicitly assume responsibility
       for stewardship of the corporation, and
       assume responsibility for:
------------------------------------------------------------------------------------------------------------------------------------
       (a) adoption of a strategic planning process;          Yes               The Board meets with management annually to
                                                                                specifically discuss strategic planning, product
                                                                                and business plans and risks and opportunities.
                                                                                Updates are presented at Board meetings.
------------------------------------------------------------------------------------------------------------------------------------
       (b) identification of principal risks and              Yes               Principal business risks are assessed by the Board
       implementing appropriate risk management                                 at the annual strategic planning session and
       systems;                                                                 updated regularly by senior management in
                                                                                compliance with various legal and financial
                                                                                requirements and management's assessment of those
                                                                                risks. The Audit Committee assists the Board with
                                                                                the review of the risk management program.
------------------------------------------------------------------------------------------------------------------------------------
       (c) succession planning, including                     Yes               This responsibility is assigned to the Human
       appointing, training and monitoring of senior                            Resources & Compensation Committee.
       management;
------------------------------------------------------------------------------------------------------------------------------------
       (d) communications policy; and                         Yes               Communications with the Corporation's stakeholders
                                                                                is done by various means, including news releases,
                                                                                the general media, the corporate internet site
                                                                                (www.cognos.com), mailings and regular staff
                                                                                 --------------
                                                                                meetings. Quarterly and annual earnings releases
                                                                                are approved by the Audit Committee and Board.
                                                                                Other media releases and communications are
                                                                                coordinated by the Public Relations and Corporate
                                                                                Relations departments and the Corporate Human
                                                                                Resources department.
------------------------------------------------------------------------------------------------------------------------------------
       (e) integrity of internal control and                  Yes               The Audit Committee establishes and regularly
       management information systems.                                          monitors policies regarding internal controls and
                                                                                management information systems.
------------------------------------------------------------------------------------------------------------------------------------
2.     Majority of directors should be                        Yes               The current Board consists of eight directors,
       "unrelated"./(1)/                                                        seven of whom are unrelated.
------------------------------------------------------------------------------------------------------------------------------------
3.     Disclose for each director whether he or she           Yes               The table at page 4 sets out the principal
       is related and how that conclusion was                                   occupation or employment of each proposed director.
       reached.                                                                 In making the determination as to whether a
                                                                                proposed director is related, the factual
                                                                                circumstances of each proposed director are
                                                                                considered in the context of many factors,
                                                                                including the nature of any interest, business or
                                                                                other relationship which that proposed directors
                                                                                has, which could, or could be reasonably be
                                                                                perceived to materially interfere with the ability
                                                                                to act with a view to the best interests of the
                                                                                Corporation. /(2)/
------------------------------------------------------------------------------------------------------------------------------------
4.     Committee composed of unrelated (i.e.                  Yes               This responsibility is assigned to the Corporate
       non-management) directors responsible for                                Governance Committee. It is composed of unrelated
       nominations and assessment of directors.                                 directors.
------------------------------------------------------------------------------------------------------------------------------------
5.     Implement a process to assess effectiveness            Yes               It is the Chairman's responsibility to assess the
       of board, committees and directors.                                      effectiveness of the individual Board members and
                                                                                take such remedial action as is necessary.
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
   6.  Provide orientation and education programs             Yes               All new directors receive a complete orientation
       for new directors.                                                       program, consisting of presentations and briefings
                                                                                by the Chairman and senior management on the
                                                                                business and operations of the Corporation.
------------------------------------------------------------------------------------------------------------------------------------
   7.  Consider board size with view to improving             Yes               The Corporate Governance Committee makes
       effectiveness.                                                           recommendations with respect to board size. The
                                                                                current size of the Board is considered to be
                                                                                effective and its composition reflects diverse
                                                                                backgrounds and skills.
------------------------------------------------------------------------------------------------------------------------------------
   8.  Review adequacy and form of director                   Yes               Directors' compensation was reviewed during fiscal
       compensation relative to risks and                                       2000 and brought into line with industry practices.
       responsibilities.                                                        Only non-employee directors are compensated and may
                                                                                elect to receive all or a portion of their annual
                                                                                retainer fee in the form of deferred share units
                                                                                under a plan which took effect in fiscal 2000.
------------------------------------------------------------------------------------------------------------------------------------
   9.  Board committees should generally be composed          Yes               The Board committees are composed entirely of
       of outside directors, a majority of whom                                 unrelated, outside directors.
       should be unrelated.
------------------------------------------------------------------------------------------------------------------------------------
  10.  Appoint committee responsible for corporate            Yes               This responsibility is assigned to the Corporate
       governance issues.                                                       Governance Committee.
------------------------------------------------------------------------------------------------------------------------------------
  11.  Develop position descriptions to limit
       management's responsibilities:
------------------------------------------------------------------------------------------------------------------------------------
       (a) for board and Chief Executive Officer; and         Yes               Written mandates have been adopted for the Board,
                                                                                each of its committees, and for the Chief Executive
                                                                                Officer.
------------------------------------------------------------------------------------------------------------------------------------
       (b) approve corporate objectives for Chief             Yes               The Chief Executive Officer's objectives are
       Executive Officer.                                                       established annually during the strategic planning
                                                                                session.
------------------------------------------------------------------------------------------------------------------------------------
  12.  Establish procedures to enable board to                Yes               The positions of Chairman of the Board and Chief
       function independently of management.                                    Executive Officer are held by different people.
                                                                                The mandate of the Corporate Governance Committee
                                                                                is structured to preserve this separation. The
                                                                                Board has the opportunity to meet without the
                                                                                presence of management at each Board meeting.
------------------------------------------------------------------------------------------------------------------------------------
  13.  (a) Audit Committee should have a                      Yes               The written mandate, including specific
       specifically defined mandate, including                                  responsibilities, has been adopted and is set out
       oversight responsibility for management                                  in Annex C.  See Audit Committee on page 6.
       reporting on internal controls.
------------------------------------------------------------------------------------------------------------------------------------
       (b) All members should be outside directors.           Yes               All members are outside directors.
------------------------------------------------------------------------------------------------------------------------------------
       (c) Have direct communication with auditors.           Yes               The Audit Committee meets with the Corporation's
                                                                                auditors without members of management present as
                                                                                required, but not less than annually.
------------------------------------------------------------------------------------------------------------------------------------
  14.  Implement systems to enable individual                 Yes               The Board, and individual directors may engage
       directors to engage outside advisor at                                   outside advisors at the expense of the Corporation
       corporation's expense.                                                   in appropriate circumstances, in consultation with
                                                                                the Chairman.
------------------------------------------------------------------------------------------------------------------------------------

/(1)/ Under the TSE guidelines, the term "unrelated director" means a director who is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests arising from shareholding. An "outside director" is a director who is not an officer (other than Chairman of the Board) or employee of the Corporation or any of its affiliates.

/(2)/ Mr. Cameron is an Investment Advisor with RBC Dominion Securities, a subsidiary of the Royal Bank of Canada, the Corporation's principal banker. From time to time, Mr. Cameron has acted on behalf of various executives and other employees of the Corporation in his capacity as an Investment Advisor. The Board has been apprised by Mr. Cameron of these relationships and is of the view that neither their nature nor the amounts involved are significant.

       While the law firm of Torys, of which Mr. Tory is Chair Emeritus and Counsel, provides legal services to the Corporation, neither the amount nor dollar value of these services is significant when compared to the overall amount or dollar value of legal services obtained by the Corporation. Mr. Tory himself provides no legal services to the Corporation and has no direct or indirect responsibility for any legal services provided by Torys to the Corporation. The Board does not consider that the amount paid to Mr. Tory in respect of additional duties carried out as Chairman of the Board (see Compensation of Directors) impairs his status as an unrelated director as that amount is payable in respect of his additional responsibilities and duties as Chairman of the Board.

                                    ANNEX B

ALIGNMENT WITH SEC AUDIT COMMITTEE RULES

------------------------------------------------------------------------------------------------------------------------------------
       SEC Audit Committee Rule                               Alignment                           Comment
                                                              Status
------------------------------------------------------------------------------------------------------------------------------------
   1.  (a)  Every audit committee have at least               Yes               The Audit Committee is composed of three members.
            three members;
------------------------------------------------------------------------------------------------------------------------------------
       (b)  all audit committee members must be               Yes               Each of them is independent, as defined by the
            independent;                                                        National Association of Securities Dealers
                                                                                ("NASD")/(1)/.
------------------------------------------------------------------------------------------------------------------------------------
       (c)  committee members be financially                  Yes               Each of them is a seasoned business person and
            literate.                                                           meets the applicable NASD requirements for
                                                                                financial literacy and financial expertise.
------------------------------------------------------------------------------------------------------------------------------------
   2.  At least one committee member have prior               Yes               All committee members have relevant accounting or
       accounting or financial management                                       financial management experience.
       experience.
------------------------------------------------------------------------------------------------------------------------------------
   3.  The board adopt a written audit committee              Yes               A written mandate has been adopted.
       charter that describes the committee's
       responsibilities.
------------------------------------------------------------------------------------------------------------------------------------
   4.  The proxy statement must include a report              Yes               See Annex C.
       from the audit committee.
------------------------------------------------------------------------------------------------------------------------------------
   5.  Outside auditor review of quarterly                    Yes               The Corporation's auditors have historically
       financial statements prior to filings.                                   conducted reviews of the Corporation's quarterly
                                                                                financial statements. Beginning in fiscal 2000, the
                                                                                Corporation's independent auditors have reviewed
                                                                                quarterly financial statements prior to filings.
------------------------------------------------------------------------------------------------------------------------------------

/(1)/ The Corporation may license its products and sell its services in the ordinary course of business to companies for which members of the Corporation's Board serve as executive officers. In fiscal 2001, the Corporation did business with Geac Computer Corporation Limited, of which company Mr. Caldwell, a member of the Audit Committee, became Chief Executive Officer in November 2000. The amount received from Geac with respect to the license of products and the purchase of services is not considered to be significant and does not impair Mr. Caldwell's independence status, as defined by NASD.

                                   ANNEX C

                             COGNOS INCORPORATED
                              BOARD OF DIRECTORS

                            AUDIT COMMITTEE MANDATE

1.   ESTABLISHMENT

     The Board of Directors of Cognos Incorporated ("Board") has established an Audit Committee to supervise the audit of the Corporation's financial records as well as policies and procedures concerning the Corporation's financial reporting, internal accounting, financial controls, management information and risk management.

2.   MEMBERS

     The Board annually will appoint not less than three (3) Directors as members of the Committee. No Director who is also an officer of the Corporation, or who is otherwise related to the Corporation except by reason of being a Director or a Shareholder, may be a member of the Committee. The Auditor of the Corporation will have the right to be given notice of, and attend, every meeting of the Committee.

3.   DUTIES

     The Committee will have the following duties:

     (a)  Relations with the Auditor

     . Review with Management, and make recommendations to the Board, regarding the appointment of the Corporation's external Auditor ("Auditor").
     . Review with Management, on a regular basis, the terms of the Auditor's engagement and the appropriateness and reasonableness of any proposed audit fees.
     . Review all issues related to any change of Auditor, including all of the requirements pursuant to National Policy 31 (or any successor policy or legislation) and plan steps for an orderly transition.
     . Review any engagements for non-audit services to be provided by the Auditor or its affiliates, including proposed fees.
     . Review all factors that might impair, or be perceived to impair, the independence of the Auditor.

     (b)  Audit & Financial Reporting

     .       Review the audit plan with the Auditor and Management.
     .       Review with Management and the Auditor any proposed changes in major accounting policies, the presentation and impact of significant risks and uncertainties and key estimates and judgment of Management that may be material to financial reporting.
     .       Question Management and the Auditor regarding financial reporting issues discussed during fiscal period.
     .       Review any problems experienced by the Auditor in performing audits.
     .       Review audited annual financial statements in conjunction with the
             Auditor and review with Management all significant variances between comparative reporting periods.

     . Review the post audit or management letter containing the recommendations of the Auditor, Management's response and, subsequently, follow-up identified weaknesses.
     . Review all interim financial statements before release to public and regulatory authorities.
     . Review all public disclosure documents containing audited or unaudited financial Information before release including any Prospectus, the Annual Report, Annual Proxy Statement or any other documents required to be filed with regulatory agencies.
     . Review with Management the Corporation's relationship with regulators and the timeliness and accuracy of corporate filings with regulatory authorities.

     (c)  Internal Controls

     . Establish, monitor and review policies and procedures for internal accounting, financial control and management information ("internal controls").
     . Consult with the Auditor regarding the adequacy of the Corporation's internal controls.
     . Review with Management its philosophy with respect to internal controls and, on a regular basis, address any perceived shortcomings in those controls.
     . Review with Management, the appointment of the Chief Financial Officer, any other key financial personnel involved in the financial reporting process.
     . Obtain from Management adequate assurances that all statutory payments and withholdings have been made.

     (d)  Risk Management

     .       Identify the risks inherent in the business of the Corporation.
     .       Establish and monitor policies and procedures necessary to address, as much as is reasonably possible, these identified risks.
     .       In conjunction with Management, review on an annual basis all aspects of the corporation's risk management program, including all significant insurance policies and the Corporation's investment policy (including its use of financial risk management instruments).


4.   CHAIRPERSON

     The Board will appoint a member as Chairperson of the Committee. In the Chairperson's absence, or if the position is vacant, the Committee may select another member as Chairperson.


5.   MEETINGS

     The Committee will determine the date, time and place of its meetings. The Committee may meet on written or verbal notice from the Chairperson or, in accordance with the provisions of the Canada Business Corporations Act, upon
                                      --------------------------------
notice from the Auditor. If the Chairperson is absent, or if the position is vacant, any Director may call a meeting. The Committee may establish those procedures for the conduct of its business it deems appropriate, such procedures to be in keeping with those adopted by the Board. All decisions will be by majority vote. In the event of a tie, the Chairperson will have the casting vote.

6.   QUORUM

     Two members of the Committee constitute a quorum for the transaction of business.

7.   RECOMMENDATIONS

     The Committee will report its recommendations to the Board at the Board's next meeting.


8.   VACANCY

     Subject to quorum requirements, failure by the Board to fill a vacancy on the Committee will not invalidate its decisions.


9.   SECRETARY AND MINUTES

     The Secretary of the Corporation, or such other person as maybe appointed by the Chairperson of the Committee, will act as Secretary of the Committee. The minutes of the Committee will be in writing and duly entered in the books of the Corporation.

                                    [LOGO]

                              COGNOS INCORPORATED


                           B.  FINANCIAL INFORMATION
                       IN ACCORDANCE WITH CANADIAN GAAP
                  FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2001


The consolidated financial information as set out in the Corporation's 2001 Annual Report is in United States (U.S.) dollars and in accordance with U.S. generally accepted accounting principles (GAAP). In keeping with the requirements of Canadian legislation, the Corporation is also providing its shareholders with consolidated financial information in accordance with Canadian GAAP (in United States dollars).

The generally accepted accounting principles in Canada differ in some respects from those applicable in the U.S. The most significant difference in fiscal 2001 arises from the accounting for acquisitions (see Note 5 of the Notes to the Consolidated Financial Statements). All consolidated financial statements were affected by this difference.

                              COGNOS INCORPORATED

                      CANADIAN GAAP FINANCIAL INFORMATION


                               Table of Contents


The information appearing in this document consists of the following information for the fiscal year ended February 28, 2001:

                                                                                                    PAGE
                                                                                                  --------
Management's Discussion and Analysis of Financial Condition
   and Results of Operations...............................................................          31

Report of Management.......................................................................          51

Auditors' Report...........................................................................          52

Consolidated Financial Statements and Notes................................................          53

Five-Year Summary..........................................................................          74

                              COGNOS INCORPORATED

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations
 (in United States dollars, unless otherwise indicated, and in accordance with
                                 Canadian GAAP)

The following discussion should be read in conjunction with the audited consolidated financial statements and notes for the fiscal year ended February 28, 2001, beginning on page 51. We prepare and file our consolidated financial statements and the Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in United States (U.S.) dollars and in accordance with Generally Accepted Accounting Principles (GAAP) in Canada. The consolidated financial statements and MD&A in accordance with U.S. GAAP, in U.S. dollars, are also made available to all shareholders and filed with various regulatory authorities.

On April 6, 2000, our Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. Share and per-share amounts in this MD&A, and the audited consolidated financial statements and notes thereto, have been adjusted retroactively for this split.

OVERVIEW

Cognos is a leading global provider of business intelligence software solutions. We develop, market, and support an integrated business intelligence platform that allows our customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives and to effectively coordinate decision-making and actions across the extended enterprise through intranets, extranets, and the Internet. Our software is designed to allow our customers to effectively use data to make faster, more informed decisions in order to improve operational effectiveness, increase customer satisfaction, accelerate corporate response times, and, ultimately, enhance revenues and profits.

Our enterprise business intelligence platform (EBI Platform) is uniquely positioned to take advantage of the accelerating demand for business intelligence solutions for the extended enterprise across all industries. Our EBI Platform is an integrated software foundation that is designed to meet our customers' end-to-end business intelligence requirements, including reporting, analysis, query, and visualization, in a secure, Web-based environment that is easy to use and deploy across the extended enterprise. The information produced by our platform is distributed over a business intelligence portal that enables users, both inside and outside the organization, to access business intelligence content, such as reports and scorecarding, through a secure, personalized Web-based interface. Our business intelligence solution also includes an integrated set of analytic applications built upon the foundation of our EBI Platform, which provide "out-of-the-box" functionality for reporting and analysis in functional areas such as finance, inventory, and sales.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. We generally license software and provide services subject to terms and conditions consistent with industry standards. Our customers may elect to contract with us for product support, which includes product and documentation enhancements, as well as telephone support, by paying either an annual fee or fees based on their usage of support services.

We operate internationally with a substantial portion of our business conducted in foreign currencies. Accordingly, our results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and, to a lesser extent, to other foreign currencies.

Currently we derive our revenue from the licensing, support, and service of business intelligence solutions and application development tools. In the most recent fiscal year, revenue associated with our business intelligence solutions made up 90% of our total revenues; application development tools made up 10% of our total revenues. The percentage of revenue attributable to application development tools has declined over the last six fiscal years and is expected to continue to decline in the future as the market moves away from proprietary systems and towards packaged application products. We are focused on maintaining our leadership position in the business intelligence market and believe that the application development tools market will continue to decrease in importance for our financial results.

We recognize revenue in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants. Substantially all of our product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met. Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts. Revenue from education, consulting, and other services is recognized at the time the services are rendered. For contracts with multiple obligations (e.g., deliverable and undeliverable products, support obligations, education, consulting, and other services), we allocate revenue to each element of the contract based on objective evidence of the fair value of the element.

The sales cycle for our products may span nine months or more. Historically, we have recognized a substantial portion of our revenues in the last month of a quarter, with these revenues frequently concentrated in the last two weeks of a quarter. Even minor delays in booking orders may have a significant adverse impact on revenues for a particular quarter. To the extent that delays are incurred in connection with orders of significant size, the impact will be correspondingly greater. As corporations move to enterprise-wide deployments, orders become larger, and hence, the impact of the sales cycle becomes increasingly harder to predict. We currently operate with virtually no order backlog because our software products typically are shipped shortly after orders are received. Product license revenues in any quarter are substantially dependent on orders booked and shipped in that quarter. As a result of these and other factors, our quarterly results have varied significantly in the past and are likely to fluctuate significantly in the future. Accordingly, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily indicative of the results to be expected in any future period.

We license our software through our direct sales force and value-added resellers, system integrators, and original equipment manufacturers. Direct sales accounted for approximately 70%, 69%, and 69% of our license revenues for the years ended February 28, 2001 (fiscal 2001), February 29, 2000 (fiscal
2000), and February 28, 1999 (fiscal 1999), respectively. As enterprise-wide deployments become more important to our customers, we believe that the direct sales channel is the most effective method of penetrating the large enterprise market; however, in order to have adequate market coverage for smaller and mid-size companies, we continue to expend a significant amount of resources developing our indirect sales activities. We also continue to commit significant management time and financial resources to developing direct and indirect international sales and support channels.

RESULTS OF OPERATIONS

Total revenue for fiscal 2001 was $495.7 million, which was 29% more than the fiscal 2000 revenue of $385.6 million which, in turn, was 28% more than the fiscal 1999 revenue of $301.1 million. Net income for fiscal 2001 was $62.7 million and basic net income per share was $0.72, compared to fiscal 2000 net income of $54.5 million and basic net income per share of $0.63, and net income of $58.1 million and basic net income per share of $0.66 for fiscal 1999.

We experienced decreases in net income as a percentage of revenue in fiscal 2001 and 2000. In both fiscal 2001 and 2000 we increased our investment in our sales channels to focus on revenue growth and expand global market coverage. During fiscal 2001 the decrease in net income as a percentage of revenue was the result of increases in selling, general, and administrative expenses. The decrease during fiscal 2000 was the result of increases in selling, general, and administrative expenses and decreases in the level of investment tax credits
(ITCs) from prior years. The decrease in the level of ITCs was the result of the Corporation recognizing the benefits of previously unrecorded ITCs during fiscal 1999 and 1998.

The following table sets out, for each fiscal year indicated, the percentage that each income and expense item bears to revenue, and the percentage change in the dollar amount of each item as compared to the prior fiscal year.

                                                                                                          Percentage Change
                                                                                                             from Fiscal
                                                            Percentage of Revenue                 ----------------------------------
                                                     --------------------------------------           2000 to           1999 to
                                                     2001             2000             1999             2001              2000
                                                    ---------------------------------------      ----------------------------------
Revenue                                             100.0%           100.0%           100.0%            28.5%             28.1%
                                                    ---------------------------------------
Operating expenses
 Cost of product license                              1.5              1.3              1.9             39.7              (8.8)
 Cost of product support                              3.6              3.6              3.7             29.5              23.2
 Selling, general, and administrative                66.1             63.5             59.2             33.8              37.3
 Research and development                            13.6             13.9             14.0             25.6              26.7
 Investment tax credits                              (1.4)            (1.6)            (4.9)             7.8             (58.3)
                                                    ---------------------------------------
Total operating expenses                             83.4             80.7             73.9             32.8              39.8
                                                    ---------------------------------------
Operating income                                     16.6             19.3             26.1             10.5              (5.2)
Interest expense                                     (0.2)            (0.2)            (0.2)             9.5              36.2
Interest income                                       2.5              1.9              2.2             66.2              15.9
                                                    ---------------------------------------
Income before taxes                                  18.9             21.0             28.1             15.6              (3.8)
Income tax provision                                  6.3              6.9              8.8             16.9               1.4
                                                    ---------------------------------------
Net income                                           12.6%            14.1%            19.3%            15.0%            (6.2)%
                                                    =======================================


* not meaningful

REVENUE

Our total revenue was $495.7 million in fiscal 2001, compared to $385.6 million in fiscal 2000, and $301.1 million in fiscal 1999. Our growth in total revenue was derived primarily from the increase in revenue from our business intelligence products, principally Web versions of Impromptu(R) and PowerPlay(R); contributing to the increase, but to a lesser extent, were Cognos Visualizer, DecisionStream(TM), Cognos Query, and Cognos Finance. Total revenue for all business intelligence products was $446.8 million, $328.0 million, and $230.9 million in fiscal 2001, 2000, and 1999, respectively, which resulted in year-over-year increases of 36% and 42%, respectively. Total revenue from our business intelligence products represented 90%, 85%, and 77% of total revenue in fiscal 2001, 2000, and 1999, respectively.

Total revenue from our application development tools, PowerHouse(R) and Axiant(R), was $48.9 million in fiscal 2001, compared to $57.6 million in fiscal 2000, and $70.2 million in fiscal 1999, which resulted in year-over-year decreases of 15% and 18%, respectively.

The growth in total revenue from product license, product support, and services in fiscal 2001 from fiscal 2000 was as follows: a 29% increase in product license revenue, a 25% increase in product support revenue, and a 33% increase in services revenue. This compares to an increase for the same categories for fiscal 2000 from fiscal 1999 as follows: 28%, 27%, and 30%, respectively.

Our operations are divided into three main geographic regions: (1) North America (includes Latin America), (2) Europe (consists of the U.K. and Continental Europe), and (3) Asia/Pacific (consists of Australia and countries in the Far
East). In fiscal 2001, the percentage of total revenue from North America, Europe, and Asia/Pacific was 64%, 30%, and 6%, respectively, compared to 61%, 32%, and 7%, respectively, in fiscal 2000 and 59%, 34%, and 7%, respectively, in fiscal 1999. In fiscal 2001, total revenue from North America, Europe, and Asia/Pacific increased from fiscal 2000 by 35%, 19%, and 13%, respectively, compared to increases of 32%, 20%, and 32%, respectively, in fiscal 2000 from fiscal 1999. The increase in growth for fiscal 2001 compared to fiscal 2000 in North America is attributable to the increase in revenue from the business intelligence products; however, due to economic conditions, growth rates began to slow in the fourth quarter of fiscal 2001. The decrease in growth for Europe was partly the result of foreign exchange rate fluctuations. Further, we were able to take advantage of market opportunities in Continental Europe, but were unable to realize these advantages in the United Kingdom. Excluding exchange rate fluctuations, revenue growth for Europe would have been 32% for fiscal 2001 as compared to 28% growth, excluding exchange fluctuations, for fiscal 2000. The decline in growth rate during fiscal 2001 in Asia/Pacific was mainly attributable to our Australian markets, where we experienced slower growth which was mainly attributable to year-over-year exchange rate fluctuations.

A substantial portion of our business is conducted in foreign currencies. Accordingly, our results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and, to a lesser extent, to other foreign currencies. The effect of foreign exchange rate fluctuations decreased the overall revenue growth by four percentage points in fiscal 2001 from fiscal 2000 and by two percentage points in fiscal 2000 from fiscal 1999.


Product License Revenue

Total product license revenue was $262.8 million, $203.3 million, and $158.4 million in fiscal 2001, 2000, and 1999, respectively, and accounted for 53% of our revenue for each of the respective time periods. The increase in all periods occurred predominantly as a result of the performance of our business intelligence products. Product license revenue from these products was $248.8 million, $186.6 million, and $131.9 million in fiscal 2001, 2000, and 1999, respectively, which resulted in year-over-year increases of 33% and

41%, respectively. The growth in product license revenue from the business intelligence products during fiscal 2001 was less than the growth rate reported in fiscal 2000. Although the overall revenue growth rate in North America increased in fiscal 2001 from fiscal 2000, we experienced the impact of the rapid economic slowdown in this geographical region late in our fourth fiscal quarter. We experienced hesitancy on the part of commercial customers in North America to make large commitments. We believe that the softening North American economy is causing a retrenchment in the near-term level of investment in higher valued software products. Product license revenue associated with the business intelligence products contributed approximately 95%, 92%, and 83% to this revenue category in fiscal 2001, 2000, and 1999, respectively.

Product license revenue from our application development tools, PowerHouse and Axiant, was $14.0 million, $16.7 million, and $26.5 million in fiscal 2001, 2000, and 1999, respectively. We expect that, in both the short and long term, the trend of decreasing product license revenue from these products will continue.

Our sales and marketing strategy includes multi-tiered channels ranging from a direct sales force to various forms of third-party distributors, resellers, and original equipment manufacturers. We believe that a direct sales force is more effective than third-party sales in reaching Global 2000 companies because it is more relationship focused. We use third-party distributors in selected regions in order to extend our geographic coverage.

Total product license revenue from third-party channels represented 30% of total product license revenue in fiscal 2001 compared to 31% in fiscal 2000 and 1999. Within our business intelligence market, product license revenue from third-party channels was $75.7 million in fiscal 2001, compared to $57.3 million in fiscal 2000 and $42.3 million in fiscal 1999. Product license revenue within this market from third-party channels represented 30% of our product license revenue in fiscal 2001, compared to 31% in fiscal 2000 and 32% in fiscal 1999.


Product Support Revenue

Product support revenue was $147.6 million, $118.1 million, and $93.3 million in fiscal 2001, 2000, and 1999, respectively. Product support revenue accounted for 30% of our total revenue for fiscal 2001 and 31% for fiscal 2000 and 1999. The increase in the dollar amounts was the result of new support contracts from the expansion of our customer base, as well as the renewal of existing support contracts.

Total product support revenue from the business intelligence products was $114.2 million, $78.8 million, and $52.0 million in fiscal 2001, 2000, and 1999, respectively and made up 77%, 67%, and 56% of the total product support revenue in fiscal 2001, 2000, and 1999, respectively. In fiscal 2001, total product support revenue from business intelligence products increased by 45% from fiscal 2000 and total product support revenue from application development tools decreased by 15% over the same period. In fiscal 2000, total product support revenue from the business intelligence products increased by 52% from fiscal 1999 and total product support revenue from the application development tools decreased by 5% over the same period.


Services Revenue

Revenue from education, consulting, and other services was $85.3 million, $64.3 million, and $49.4 million in fiscal 2001, 2000, and 1999, respectively. Services revenue accounted for 17% of our total revenue for fiscal 2001 and 2000 and accounted for 16% of our total revenue for fiscal 1999. During fiscal 2001, we continued to increase the level of sales of our business intelligence solutions within global enterprises. Our business intelligence solutions were increasingly being deployed on an enterprise-wide, global basis within organizations for mission-critical applications. Successful installation and deployment of our solution has

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

become critical to our customers' success. As a result, our customers have increasingly required services such as strategic planning, project management, analysis and design, technical advisory, and instruction to effectively deploy our solutions.

The increase in services revenue in fiscal 2001 was predominantly the result of an increase in consulting revenue and, to a lesser extent, increases in education revenue associated with the business intelligence products. Services revenue associated with the business intelligence products contributed approximately 98%, 97%, and 95% to this revenue category in fiscal 2001, 2000, and 1999, respectively.


OPERATING EXPENSES

Cost of Product License

The cost of product license consists primarily of royalties for technology licensed from third parties and the costs of materials and distribution related to licensed software. Product license costs in fiscal 2001 were $7.3 million compared to $5.2 million in fiscal 2000 and $5.7 million in fiscal 1999. Product license costs represented 3% of product license revenue for fiscal 2001 and 2000 and 4% of product license revenue for fiscal 1999. The increase, in dollar terms, in fiscal 2001 from fiscal 2000 is due to increases in royalty costs; material and distribution costs remained relatively consistent with fiscal 2000 levels. The decrease in fiscal 2000 from fiscal 1999 was due to decreases in both royalty costs and materials and distribution costs associated with product offerings.


Cost of Product Support

The cost of product support includes the costs associated with resolving customer inquiries and other telesupport and websupport activities, royalties in respect of technological support received from third parties, and the cost of materials delivered in connection with enhancement releases. The cost of product support was $17.8 million, $13.8 million, and $11.2 million in fiscal 2001, 2000, and 1999, respectively. These costs represented 12% of product support revenue for each of fiscal 2001, 2000, and 1999. The increase, in dollar terms, in fiscal 2001 from fiscal 2000 was associated predominantly with increases in customer telesupport and websupport costs. The increase in fiscal 2000 from fiscal 1999 was associated predominantly with increases in customer telesupport and websupport costs; while enhancement release costs contributed to a lesser extent to the increase.


Selling, General, and Administrative

Selling, general, and administrative expenses were $327.6 million, $244.8 million, and $178.3 million in fiscal 2001, 2000, and 1999, respectively. These costs were 66% of revenue in fiscal 2001 compared to 64% and 59% in fiscal 2000 and 1999, respectively. The increase in the selling, general, and administrative expenses in fiscal 2001 was primarily the result of increases in staffing and related compensation expenses. Contributing to a lesser extent to the increase were facilities, marketing costs, and the amortization of the technology acquired on acquisitions of various companies over the last four fiscal years. During fiscal 2001, we continued to increase our investment in our sales channels, to focus on opportunities for new revenue growth and expand global market coverage. The average number of employees within the selling, general, and administrative areas grew by 29% in fiscal 2001, predominantly as the result of additions to sales and services staff. The increase in the selling, general, and administrative expenses in fiscal 2000 was primarily the result of increases in staffing and related compensation expenses and, to a lesser extent, increases in subcontracting, facilities, and marketing costs. During fiscal 2000, we increased our investment in our sales

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

channels to focus on revenue growth and to expand our global market coverage. The average number of employees within the selling, general, and administrative areas grew by 30% in fiscal 2000, predominantly as the result of additions to sales and services staff. The costs per employee increased 4% in fiscal 2001 and 6% in fiscal 2000.


Research and Development

Research and development costs were $67.3 million, $53.5 million, and $42.3 million for fiscal 2001, 2000, and 1999, respectively. Research and development costs have continued to increase, in dollar terms, over the last several fiscal years, but have remained constant at 14% of total revenue for each of fiscal 2001, 2000, and 1999. The growth in fiscal 2001 was primarily the result of increases associated with higher staffing levels in this area. Increases in services purchased externally and other costs associated with the development of our product lines to meet foreign market requirements also contributed to the increase for the fiscal year. The growth during fiscal 2000 was predominantly the result of higher staffing levels and related compensation expenses. The increase in the average number of employees in this area was 15% in fiscal 2001 from fiscal 2000, and was 26% in fiscal 2000 from fiscal 1999.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Capitalized costs are amortized over a period not exceeding 36 months. Costs were not deferred in any of fiscal 2001, 2000, or 1999 because either no projects met the criteria for deferral or the period between (i) achieving technological feasibility and (ii) the general availability of the product was short, and the associated costs were immaterial.

During fiscal 2001 we continued to invest in R&D activities for our business intelligence solutions, including further development of e-Application packages and continued investment in our existing enterprise business intelligence platform. During the current fiscal year we released a new version of Cognos Query, our Web-based database query and navigation tool, and DecisionStream 6.5, a data mart creation component of the BI platform which unites data from disparate sources and consolidates it into data marts. In addition to our e-Application for Sales Analysis, Inventory Analysis, and Financial Analysis, we released the e-Commerce Analysis application for the IBM WebSphere Commerce Suite during fiscal 2001. We also released version 5.0 of Cognos Finance, a solution that delivers integrated budgeting, forecasting, consolidation, and financial reporting and analysis in one comprehensive system, and version 1.5 of Cognos Visualizer which has significant enhancements for scorecarding and key performance indicator applications displaying these metrics in a single presentation. To further drive business value for customers, we released a new product that creates scorecards of key performance indicators. This packaged application addresses a key requirement for enterprise business performance measurement.

During fiscal 2002, we plan to make available a new version of all our core software products, with the release of EP Series 7. EP Series 7 will also introduce enterprise event management technology we acquired this past year through our purchase of NoticeCast Software Ltd. This technology monitors business processes and automatically notifies users of key events and performance indicators or data via their personal computer, personal digital assistant or other wireless device, enabling them to take immediate action. Our customers will be able to react rapidly to key business events and changes in business performance as they will be able to leverage our business intelligence platform to quickly relate these events to overall enterprise business performance. To help customers address a broader range of enterprise requirements, we plan to invest in research and development to extend our e-Application offerings.

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

Acquisitions

Fiscal 2001

During the second quarter of fiscal 2001, we acquired Powerteam OY, our distributor in Finland. The shareholders of Powerteam OY will receive approximately $2,258,000 in cash over two years and could also receive cash payments not to exceed $500,000 over the next three years. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of the purchase price.

During the third quarter of fiscal 2001, we acquired NoticeCast Software Ltd., based in Twickenham, United Kingdom. NoticeCast's Enterprise Event Management Software monitors business processes and delivers timely business intelligence notifications to business users across the enterprise via e-mail on their personal computer, hand-held or wireless device. The shareholders of NoticeCast Software Ltd. received approximately $9,000,000 in cash on closing and will receive 148,468 shares of our common stock valued at approximately $4,820,000. We are holding the shares in escrow and they will be released on the second anniversary of the closing of the transaction.

Also during the third quarter of fiscal 2001, we completed the acquisition of Johnson & Michaels, Inc. (JAMI), a leading provider of business intelligence consulting services. The shareholders of JAMI will receive total cash consideration of approximately $3,915,000 over three years and 104,230 shares of our common stock valued at $4,250,000 over the same period. Approximately $1,406,000 was paid and 39,085 shares were issued on closing; we are holding the remaining shares, all of which were issued, in escrow and they will be released on the first (33%), second (33%), and third (34%) anniversaries of the closing of the transaction. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of the purchase price. The deferred shares, valued at $2,656,000, are accounted for as an offset to capital stock.


Fiscal 2000

We acquired Information Tools AG, our distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000, of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount, not to exceed $500,000, could also be paid in contingent consideration. Of that amount, approximately $60,000 will be paid in fiscal 2002 relating to fiscal 2001 results and approximately $120,000 was paid in fiscal 2001 relating to fiscal 2000 results. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

We also purchased the entire outstanding minority interest in our subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

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

Fiscal 1999

During the fourth quarter ended February 28, 1999 we acquired substantially all the assets of Relational Matters, including its DecisionStream software and technology. DecisionStream software is a high-performance data aggregation and integration tool used to populate data warehouses and data marts and OLAP (online analytical processing) servers. The software simplifies the loading of data marts into our business intelligence solutions, providing a coordinated view of data marts throughout an organization. Relational Matters will receive approximately $7,550,000 over three years and 250,980 shares of our common stock valued at $1,823,000, over the same time period. We placed the shares, all of which were issued, in escrow on the closing of the acquisition. A portion (40%) were released on the second anniversary of the closing of the transaction and the remainder (60%) will be released on the third anniversary of the closing of the transaction. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,823,000, are accounted for as an offset to capital stock.

In addition, during the fourth quarter of fiscal 1999, we acquired LEX2000 Inc., for a combination of cash and our common stock. LEX2000(TM) was the only significant in-process research and development project acquired on the purchase. LEX2000 is a financial reporting, consolidation, budgeting, and forecasting system designed to gather data from many sources and allow users to report on and analyze data. LEX2000 provides the user with enterprise-wide access to financial data creating data marts and retrieving information in order to build complex financial reports. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of our common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; we placed the remainder, all of which were issued, in escrow on the closing of the acquisition. A portion (50%) was released on the second anniversary of the closing of the transaction and the remainder (50%) will be released on the third anniversary of the closing of the transaction. We have conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,644,000, are accounted for as an offset to capital stock.

The acquisitions in fiscal 2001, 2000, and 1999 have been accounted for using the purchase method. The results of operations of all acquired companies prior to their respective dates of acquisition were not material. The results of all acquired companies have been combined with our results of operations since their respective dates of acquisition.


Investment Tax Credits

The Corporation recognized investment tax credits of $6.7 million, $6.2 million, and $14.9 million in fiscal 2001, 2000, and 1999, respectively, related to research and development activities performed in Canada.


Interest Income and Expense

Interest income was earned on our cash, cash equivalents, and short-term investments and interest expense related primarily to the interest on our mortgage, which was discharged during fiscal 2001, and capital leases. Net interest income was $11.6 million, $6.7 million, and $5.9 million in fiscal 2001, 2000, and 1999, respectively. The increase during fiscal 2001 was the result of an increase in the average size of the investment portfolio, and an increase in the average effective interest rates earned on investments during fiscal 2001. This increase was offset slightly by the impact of unfavorable exchange rate fluctuations. The increase in fiscal 2000 was the result of an increase in the average size of the investment portfolio and, to a lesser extent the impact of favorable exchange rate fluctuations. This increase was offset by a slight decrease in the average effective interest rates earned on investments during fiscal 2000.


Tax Expense

Our tax rate is affected by the relative profitability of our operations in various geographic regions. In fiscal 2001 the Corporation's effective tax rate was 33%, compared to 33% in fiscal 2000, and 31% in fiscal 1999.(See Note 9 of the Notes to the Consolidated Financial Statements.)


LIQUIDITY AND CAPITAL RESOURCES

As of February 28, 2001, we held $234.6 million in cash, cash equivalents, and short-term investments, an increase of $37.8 million from February 29, 2000. In addition, we have arranged an unsecured credit facility that includes an operating line and foreign exchange conversion facilities. The operating line permits us to borrow funds or issue letters of credit or guarantee up to Cdn$15.0 (US$9.8) million, subject to certain covenants. As of February 28, 2001, there were no direct borrowings under this operating line. As discussed further below, we have foreign exchange conversion facilities that allow us to hold foreign exchange contracts of approximately Cdn$130.0 (US$84.9) million outstanding at any one time.

As of February 28, 2001, we had a total of $1.6 million of long-term liabilities (including the current portion of long-term debt and long-term liabilities). As of February 28, 2001, working capital was $197.7 million, an increase of $31.2 million from February 29, 2000, primarily because of higher levels of short-term investments and accounts receivable which were partially offset by a decrease in cash and increases in deferred revenue and other current liabilities. During fiscal 2001 we used $14.0 million in cash for share repurchases and $11.4 million for acquisitions.

Cash provided by operating activities (after changes in non-cash working capital items) for fiscal 2001 was $99.0 million, an increase of $15.8 million compared to the prior fiscal year. This fluctuation was due to an increase in net income after adjustments for depreciation, amortization, and other non-cash items and a net decrease in non-cash working capital as compared to a net increase in non-cash working capital during fiscal 2000.

Cash used in investing activities was $119.2 million for fiscal 2001, an increase in investment of $81.5 million compared to the prior fiscal year. The majority of the fluctuation stems from an increase in net investment in short-term investments and increases in fixed asset additions and acquisition costs. In fiscal 2001, we spent $56.6 million related to the activity in short-term investments compared to $7.4 million (both net of maturities) in fiscal 2000. In addition, we spent $11.4 million in fiscal 2001 on acquisitions, compared to $2.1 million in fiscal 2000. (See Note 5 of the Notes to the Consolidated Financial Statements.) The increase in fixed asset additions was primarily the result of the construction, during fiscal 2001, of a second building on the site of our corporate headquarters in Ottawa as well as purchases of computer equipment and software. We invested approximately $17.8 million during fiscal 2001 in the expansion of our headquarters, as compared to $3.4 million during fiscal 2000. This headquarters expansion was substantially complete in December 2000 and the building was fully occupied by the end of fiscal 2001.

Cash provided by financing activities was $4.5 million for fiscal 2001, compared to the use of $9.1 million for financing activities during fiscal 2000. Our financing activities for both fiscal years involved the repurchase of our own shares in the open market, and the issuance of shares pursuant to our stock purchase plan and the exercise of stock options. Relating to financing activities, we issued 1,889,000 common shares for consideration of $20.6 million during fiscal 2001, compared to 2,093,000 shares for consideration of $16.5 million in fiscal 2000. The issuance of shares in both periods was pursuant to our stock purchase plan and the exercise of stock options by employees, officers, and directors. During fiscal 2001 we repurchased 579,500 shares at a cost of $14.0 million, compared to 2,286,000 shares repurchased at a cost of $26.0 million in fiscal 2000.

The share repurchases made in the past two fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2001 were part of two open market share repurchase programs. The program adopted in October 1999 expired on October 8, 2000. Under this program we repurchased 150,000 of our shares for $3.4 million; all repurchased shares were cancelled. In October 2000, we adopted a new program that will enable us to purchase up to 4,403,510 common shares (not more than 5% of those issued and outstanding) between October 9, 2000 and October 8, 2001. Under the current program we have repurchased 529,500 shares for $11.9 million during fiscal 2001; all repurchased shares were cancelled. This program does not commit us to make any share repurchases. Purchases will be made on the Nasdaq National Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled. A copy of the Notice of Intention to Make an Issuer Bid is available from the Corporate Secretary. (See Note 10 of the Notes to the Consolidated Financial Statements.)

Our policy with respect to foreign currency exposure is to manage our financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, we enter into foreign exchange forward contracts to hedge portions of the net investment in our various subsidiaries. Typically these contracts are between the United States dollar, the euro, the British pound, the German mark, and the Australian dollar. We enter into these foreign exchange forward contracts with major Canadian chartered banks, and therefore we do not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 28, 2001, we had foreign exchange forward contracts, with maturity dates ranging from March 29, 2001 to July 26, 2001, to exchange various foreign currencies in the amount of $15.2 million.

We have never declared or paid any cash dividends on our common shares. Our current policy is to retain our earnings to finance expansion and to develop, license, and acquire new software products, and to otherwise reinvest in Cognos.

We anticipate that through fiscal 2002 our operations will be financed by current cash balances and funds from operations. If we were to require funds in excess of our current cash position to finance our longer-term operations, we would expect to obtain such funds from, one or a combination of, the expansion of our existing credit facilities, or from public or private sales of equity or debt securities.

Inflation has not had a significant impact on our results of operations.


EUROPEAN ECONOMIC AND MONETARY UNION

The euro currency was introduced on January 1, 1999, and the transition to this new currency has associated with it many potential implications for businesses operating in Europe including, but not limited to, products, information technology, pricing, currency exchange rate risk and derivatives exposure, continuity of material contracts, and potential tax consequences.

The new euro currency is being introduced in stages over the course of a 3 1/2 year transition period. We believe the transition to the euro will have limited longer-term implications on our business. We have taken steps in the transition to the euro in the area of our internal processes and systems through identifying, modifying, and testing these processes and systems to handle transactions and reporting requirements involving the euro in accordance with the regulations. Our financial application systems represent the most significant internal systems that are affected by the transition to the euro. We continue to upgrade these systems to enable us, together with certain process changes and modifications provided by the application vendor to its supported customers, to handle the requirements for transactions and reporting involving the euro. To handle the full requirements of the euro we plan to implement the latest version level upgrade of our financial applications systems during fiscal 2002. We continue to identify, upgrade, and modify our systems and processes in order to handle the various stages of the euro implementation. We are continuing to monitor our pricing in Europe, giving consideration to the transition to the euro.

We believe that the costs relating to the conversion of our internal systems and processes incurred to date, along with any future costs relating to such conversions, will not have a material adverse effect on our business, results of operations, or financial condition.


MARKET RISK

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency exchange rates. We do not hold or issue financial instruments for trading purposes.

Further discussion of our investment and foreign exchange policies can be found in Notes 1 and 8 of the Notes to the Consolidated Financial Statements.


Interest Rate Risk

Our exposure to market rate risk for changes in interest rates relates primarily to our investment portfolio. The investment of cash is regulated by our investment policy of which the primary objective is security of principal. Among other selection criteria, the investment policy states that the term to maturity of investments cannot exceed one year in length. We do not use derivative financial instruments in our investment portfolio.

Interest income on our cash, cash equivalents, and short-term investments is subject to interest rate fluctuations, but we believe that the impact of these fluctuations does not have a material effect on our financial position due to the short-term nature of these financial instruments. The amount of our long-term debt is immaterial. Our interest income and interest expense are most sensitive to the general level of interest rates in Canada and the United States. Sensitivity analysis is used to measure our interest rate risk. For the fiscal year ending February 28, 2001, a 100 basis-point adverse change in interest rates would not have had a material effect on our consolidated financial position, earnings, or cash flows.


Foreign Currency Risk

We operate internationally; accordingly, a substantial portion of our financial instruments are held in currencies other than the United States dollar. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, we enter into foreign exchange forward contracts to hedge portions of the net investment in various subsidiaries. The forward contracts are typically between the United States dollar, the euro, the British pound, the German mark, and the Australian dollar. Sensitivity analysis is used to measure our foreign currency exchange rate risk. As of February 28, 2001, a 10% adverse change in foreign exchange rates versus the U.S. dollar would not have had a material effect on our reported cash, cash equivalents, and short-term investments.

CERTAIN FACTORS THAT MAY AFFECT FUTURE RESULTS

We make certain statements in this report that constitute forward-looking statements. These statements include, but are not limited to, statements relating to our expectations concerning future revenues and earnings, including future rates of growth, from the licensing of our business intelligence and application development products and related product support and services, and relating to the sufficiency of capital to meet our working capital and capital expenditure requirements. Forward-looking statements are neither promises nor guarantees, and are subject to risks and uncertainties that may cause future results to differ materially from those stated in the forward-looking statements. There can be no guarantee that future results will turn out as expected. Factors that may cause such differences include, but are not limited to, the factors discussed below. Additional risks and uncertainties that we are unaware of or currently deem immaterial may also adversely affect our business operations. We disclaim any obligation to publicly update or revise any such statements to reflect any change in our expectations or events, conditions, or circumstances on which any such statement may be based.


Risks Related to Our Business

Our revenue may not continue to grow at historical rates.

Although we have experienced significant license revenue growth with respect to our business intelligence products over the past few fiscal years, we cannot assure you that we will continue to grow. If we do grow, we cannot assure you that we will be able to maintain the historical rate or extent of such growth in the future. Our growth rate may be affected by global economic conditions generally, and the current economic slowdown, in particular.

Our quarterly and annual operating results are subject to fluctuations, which may cause our stock price to fluctuate or decline.

Historically, our quarterly operating results have varied from quarter to quarter, and we anticipate this pattern to continue. We typically realize a larger percentage of our annual revenue and earnings in the fourth quarter of each fiscal year, and lower revenue and earnings in the first quarter of the next fiscal year. Our quarterly and annual operating results may be adversely affected by a wide variety of factors, including:

  . our ability to maintain revenue growth at current levels or anticipate a decline in revenue from any of our products;
  .    the impact of global economic conditions on the sales cycle;
  .    our ability to obtain and close large enterprise transactions;
       changes in product mix and our ability to anticipate changes in shipment patterns;
  . our ability to identify and develop new technologies and to commercialize those technologies into new products;
  . our ability to accurately select appropriate business models and strategies;
  . our ability to make appropriate decisions which will position us to achieve further growth;
  . our ability to identify, hire, train, motivate, and retain highly qualified personnel, and to achieve targeted productivity level;

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

  . our ability to identify, develop, deliver, and introduce in a timely manner new and enhanced versions of our products which anticipate market demand and address customer needs;
  . market acceptance of business intelligence software generally and of new and enhanced versions of our products in particular;
  .  timing of new product announcements;
  .  our ability to establish and maintain a competitive advantage;
  . changes in our pricing policies or those of our competitors and other competitive pressures on selling prices;
  . size, timing, and execution of customer orders and shipments, including delays, deferrals, or cancellations of customer orders;
  . number and significance of product enhancements and new product and technology announcements by our competitors;
  . our reliance on third-party distribution channels as part of our sales and marketing strategy;
  . the timing and provision of pricing protections and exchanges from certain distributors;
  . changes in foreign currency exchange rates and issues relating to the conversion to the euro; and
  .  our ability to enforce our intellectual property rights.

These fluctuations could materially adversely affect our share price and our business, results of operations, and financial condition.

Our ability to adjust our expenses in the near term is limited, which could cause our profits to decrease.

In recent fiscal years, we have experienced an increase in our operating expenses as a result of decisions to invest in our sales channels, technical support, and research and development organizations. As a result of current economic conditions discretionary spending levels will be tempered; however, we will continue to selectively incur expenditures in areas that we view as strengthening our position in the marketplace. We base our operating expense budgets on expected revenue trends which are more difficult to predict in periods of economic uncertainty. If we do not meet revenue goals, we may not be able to meet reduced operating expense levels. It is possible that in one or more future quarters, our operating results may be below the expectations of public market analysts and investors. In that event, the price of our common shares may fall.

We may lose sales, or sales may be delayed, due to the long sales and implementation cycles for our products, which would reduce our revenues.

Our customers typically invest substantial time, money, and other resources when deciding to license our software products, in particular in situations where we are making large enterprise-wide sales. As a result, we may wait many months after our first contact with a customer while that customer seeks internal approval for the purchase of our products. During this long sales cycle, events may occur that affect the size or timing of the order or even cause it to be cancelled. For example, purchasing decisions may be postponed, or large purchases reduced, by periods of economic uncertainty, our competitors may introduce new products or the customer's own budget and purchasing priorities may change. The time required for implementation of our product varies among our customers and may last several months, depending on our customer's needs. It may be difficult to install our products if the customer has complicated operation requirements, such as integrating databases, hardware, and software from different vendors. Also, if a customer hires a third party to install our products, we cannot be sure that our products will be installed successfully.

We rely, in part, on partners and other distribution channels to market and distribute our products, and any failure of these parties to do so could significantly harm our ability to expand our customer base, which would adversely affect our growth strategy.

Our sales and marketing strategy includes multi-tiered channels of third-party distributors, resellers, and original equipment manufacturers. We have developed a number of these relationships and intend to continue to develop new channel partner relationships. Our inability to attract effective channel partners, or these partners' inability to penetrate their respective market segments, or the loss of any of our channel partners as a result of competitive products offered by other companies or products developed internally by these channel partners or otherwise, could harm our ability to expand our customer base and, as a result, could cause our business to grow more slowly than forecasted or could result in additional, unanticipated expenses.

If we do not protect our intellectual property, we may not be competitive.

Our success depends in part on our ability to protect our proprietary rights in our intellectual property. We rely on certain intellectual property protections, including contractual provisions, patents, copyright, trademark and trade secret laws, to preserve our intellectual property rights. Despite our precautions, it may be possible for third parties to obtain and use our intellectual property without our authorization. Policing unauthorized use of intellectual property is difficult and some foreign laws do not protect proprietary rights to the same extent as Canada or the United States.

To protect our intellectual property, we may become involved in litigation, which could result in substantial expenses and materially disrupt the conduct of our business.

Intellectual property claims could be time consuming and costly to defend against, and, if we are unsuccessful, our ability to use intellectual property in the future could be limited or we may have to pay damages.

We may become increasingly subject to claims by third parties that our technology infringes their proprietary rights due to the growth of software products in our target markets and the overlap in functionality of these products. Regardless of their merit, any such claims could:

     .  be time consuming;
     .  be expensive to defend;
     . divert management's attention and focus away from the business; . cause product shipment delays; and . require us to enter into costly royalty or licensing agreements.

On May 5, 2000, an action was filed in the United States District Court for the Northern District of California against us and our subsidiary Cognos Corporation by Business Objects S.A., for alleged patent infringement. The complaint alleges that our Impromptu product infringes Business Objects' United States Patent No. 5,555,403 entitled "Relational Database Access System using Semantically Dynamic Objects". The complaint seeks relief in the form of an injunction against us and unspecified damages. On May 30, 2000 we answered the complaint, denying all material allegations, and counterclaimed against Business Objects for a declaratory judgment that we are not infringing Business Objects' patent and that the patent is invalid. Based on the preliminary stage of the proceedings, we cannot estimate the financial impact, if any, at this time. If successful, a claim of infringement against us and our inability to license the infringed or similar technology on commercially reasonable terms could have a material adverse effect on our business, operating results, and financial condition.

The loss of our rights to use software licensed to us by third parties could significantly increase our operating expenses by forcing us to seek alternative technology and adversely affect our ability to compete.

In order to provide a complete business intelligence solution, we license certain technologies used in our products from third parties, generally on a non-exclusive basis. The termination of such licenses, or the failure of the third-party licensors to adequately maintain or update their products, could delay our ability to ship certain of our products while we seek to implement alternative technology offered by other sources. In addition, alternative technology may not be available on commercially reasonable terms. In the future, it may be necessary or desirable to obtain other third-party technology licenses relating to one or more of our products or relating to current or future technologies to enhance our product offerings. We cannot assure you that we will be able to obtain licensing rights to the needed technology on commercially reasonable terms, if at all.

We face significant operational and financial risks associated with our international operations.

We derive a significant portion of our total revenues from international sales. International sales are subject to significant risks, including:

     . unexpected changes in legal and regulatory requirements and policy changes affecting our markets;
     .  changes in tariffs and other trade barriers;
     .  fluctuations in currency exchange rates;
     .  political and economic instability;
     . longer payment cycles and other difficulties in accounts receivable collection;
     .  difficulties in managing distributors and representatives;
     .  difficulties in staffing and managing foreign operations;
     . difficulties in protecting our intellectual property; and . potentially adverse tax consequences.

Each of these factors could materially impact our international operations and adversely affect our business as a whole.

Pursuing, completing, and integrating recent and potential acquisitions could divert management's attention and financial resources and may not produce the desired business results.

In the past we have made acquisitions of products and businesses. In the future, we may engage in additional selective acquisitions of other products or businesses that we believe are complementary to ours. We cannot assure you that we will be able to identify additional suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition, or successfully integrate any acquired product or business into our operations. Further, acquisitions may involve a number of special risks, including:

     .  diversion of management's attention;
     .  disruption to our ongoing business;
     .  failure to retain key acquired personnel;
     . difficulties in assimilating acquired operations, technologies, products, and personnel;
     . unanticipated expenses, events, or circumstances; and . assumption of legal and other undisclosed liabilities

If we do not successfully address these risks or any other problems encountered in connection with an acquisition, the acquisition could have a material adverse effect on our business, results of operations, and financial condition. Problems with an acquired business could have a material adverse effect on our performance as a whole. In addition, if we proceed with an acquisition, our available cash may be used to complete the transaction, or shares may be issued which could cause a dilution to existing shareholders.

Failure to manage our growth may impact our operating results.

We expect to continue to grow our business. The expansion of our business and customer base has placed, and will continue to place, increased demands on our management, operating systems, internal controls, and financial resources. If not managed effectively, these increased demands may adversely affect the services we provide to our existing clients. In addition, our personnel, systems, procedures, and controls may be inadequate to support our future operations. Consequently, in order to manage our growth effectively, we may be required to increase expenditures to expand, train, and manage our employee base, improve our management, financial, and information systems and controls, or make other capital expenditures. Our results of operations and financial condition could be harmed if we encounter difficulties in effectively managing our growth.

If our product contains material defects, our ability to attract and retain customers may be harmed.

Our software products are complex and may contain errors or defects, particularly when first introduced, when new versions or enhancements are released, or when configured to individual customer computing systems. We currently have known errors and defects in our products. Despite testing conducted by us, additional defects and errors found in current versions, new versions, or enhancements of our products after commencement of commercial shipment could result in the loss of revenues or a delay in market acceptance. The occurrence of any of these events could cause us to lose customers or require us to pay damages to existing customers and, therefore, could seriously harm our business, operating results, and financial condition.

If a successful product liability claim is made against us, our business would be seriously harmed.

Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. Despite this, it is possible that such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions. We have not experienced any product liability claims to date. However, the sale and support of our products may entail the risk of such claims, which are likely to be substantial in light of the use of our products in business-critical applications. A successful product liability claim could result in significant monetary liability and could seriously disrupt our business.

Currency fluctuations may adversely affect us.

A substantial portion of our revenues are earned in currencies other than U.S. dollars, and, similarly, a substantial portion of our operating expenses are incurred in currencies other than U.S. dollars. Fluctuations in the exchange rate between the U.S. dollar and other currencies, such as the Canadian dollar and the euro, may have a material adverse effect on our business, financial condition, and operating results. Our policy with respect to foreign currency exposure is to manage financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. We enter into foreign exchange forward contracts to hedge portions of the net investment in various subsidiaries, typically between the United States dollar, the euro, the British pound, the German mark, and the Australian dollar.

Our executive management and other key personnel are essential to our business, and if we are not able to recruit and retain qualified personnel, our ability to develop, market, and support our products and services could be harmed.

We depend on the services of our key technical and management personnel. The loss of the services of any of these persons could have a material adverse effect on our business, results of operations, and financial condition. Our success is highly dependent on our continuing ability to identify, hire, train, motivate, and retain highly qualified management, technical, sales, and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to attract, assimilate, or retain highly qualified technical and managerial personnel in the future. Our inability to attract and retain the necessary management, technical, sales, and marketing personnel may adversely affect our future growth and profitability.


Risks Related to Our Industry

We face intense competition and, if we fail to compete successfully, our business could be seriously harmed and our revenues could grow more slowly than expected.

We face substantial competition throughout the world, primarily from software companies located in the United States, Europe, and Canada. Some of our competitors have been in business longer than we have and have substantially greater financial and other resources with which to pursue research and development, manufacturing, marketing, and distribution of their products. We expect our existing competitors and potentially new competitors to continue to improve the performance of their current products and to introduce new products or new technologies that provide improved cost of ownership and performance characteristics. New product introductions by our competitors could cause a decline in sales, a reduction in the sales price, or a loss of market acceptance of our existing products. To the extent that we are unable to effectively compete against our current and future competitors, our ability to sell products could be harmed and our market share reduced. Any erosion of our competitiveness could have a material adverse effect on our business, results of operations, and financial condition.

If we do not respond effectively and on a timely basis to rapid technological change, our products and services may become obsolete and we could lose customers.

The markets for our products are characterized by:

     .  rapid and significant technological change;
     .  frequent new product introductions and enhancements;
     .  changing customer demands; and
     .  evolving industry standards.

We cannot assure you that our products will remain competitive, respond to market demands and developments and new industry standards, and not become obsolete. If we are unable to identify a shift in the market demand quickly enough, we may not be able to develop products to meet those new demands, or bring them to market in a timely way. In addition, failure to respond successfully to technological change may harm our ability to attract and retain customers.


Risks Related to External Conditions

Our stock price will fluctuate.

The market price of our common shares may be volatile and could be subject to wide fluctuations due to a number of factors, including:

     .  actual or anticipated fluctuations in our results of operations;
     . announcements of technological innovations or new products by us or our competitors;
     . changes in estimates of our future results of operations by securities analysts;
     . general industry changes in the business intelligence tools or solutions markets; or
     .  other events or factors.

In addition, the financial markets have experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high-technology companies and that often have been unrelated to the operating performance of these companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may adversely affect the market price of our common shares. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Similar litigation may occur in the future with respect to us, which could result in substantial costs, divert management's attention and other company resources, and have a material adverse effect upon our business, results of operations, and financial condition.

QUARTERLY RESULTS

The following table sets out selected unaudited consolidated financial information for each quarter in fiscal 2001 and fiscal 2000.

On April 6, 2000 our Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

                                                   Fiscal 2000                                 Fiscal 2001
                                   -----------------------------------------   ------------------------------------------
                                      First     Second    Third     Fourth        First     Second      Third     Fourth
                                     Quarter   Quarter   Quarter    Quarter      Quarter    Quarter    Quarter    Quarter
                                   -----------------------------------------   ------------------------------------------
                                                       ($000s, except per share amounts, Canadian GAAP)
Revenue                              $81,645   $88,128   $97,753   $118,114     $108,698   $118,213   $124,638   $144,103
                                   -----------------------------------------   ------------------------------------------
Operating expenses
 Cost of product license               1,054     1,001     1,456      1,724        1,729      1,713      1,925      1,948
 Cost of product support               3,095     3,336     3,608      3,719        4,274      4,071      4,551      4,924
 Selling, general, and
  administrative                      53,478    56,263    63,183     71,903       74,295     77,601     83,109     92,627
 Research and development             12,197    12,845    13,574     14,932       15,854     16,507     16,854     18,049
 Investment tax credits               (1,167)   (1,163)   (2,177)    (1,700)      (1,338)    (1,297)    (2,765)    (1,290)
                                   -----------------------------------------   ------------------------------------------
Total operating expenses              68,657    72,282    79,644     90,578       94,814     98,595    103,674    116,258
                                   -----------------------------------------   ------------------------------------------
Operating income                     $12,988   $15,846   $18,109   $ 27,536     $ 13,884   $ 19,618   $ 20,964   $ 27,845
                                   =========================================   ==========================================

Net income                           $ 9,796   $11,768   $12,782   $ 20,196     $ 10,915   $ 15,443   $ 15,392   $ 20,986
                                   =========================================   ==========================================
Net income per share
  Basic                              $  0.11   $  0.14   $  0.15   $   0.23     $   0.13   $   0.18   $   0.17   $   0.24
                                   =========================================   ==========================================
  Fully diluted                      $  0.11   $  0.14   $  0.15   $   0.23     $   0.13   $   0.17   $   0.17   $   0.23
                                   =========================================   ==========================================

Our sales cycle may span nine months or more, depending on factors such as the size of the transaction, the product involved, the length of the customer relationship, the timing of our new product introductions and product introductions by others, the level of sales management activity, and general economic conditions. Delays in closing product licensing transactions at or near the end of any quarter may have a materially adverse effect on the financial results for that quarter. While we take steps to minimize the impact of such delays, there can be no assurance that such delays will not occur. (See Certain Factors That May Affect Future Results).

COGNOS INCORPORATED

REPORT OF MANAGEMENT

The Corporation's management is responsible for preparing the accompanying consolidated financial statements in conformity with Canadian generally accepted accounting principles. In preparing these consolidated financial statements, management selects appropriate accounting policies and uses its judgment and best estimates to report events and transactions as they occur. Management has determined such amounts on a reasonable basis in order to ensure that the financial statements are presented fairly, in all material respects. Financial data included throughout this Annual Report is prepared on a basis consistent with that of the financial statements.

The Corporation maintains a system of internal accounting controls designed to provide reasonable assurance, at a reasonable cost, that assets are safeguarded and that transactions are executed and recorded in accordance with the Corporation's policies for doing business. This system is supported by written policies and procedures for key business activities; the hiring of qualified, competent staff; and by a continuous planning and monitoring program.

Ernst & Young LLP, the independent auditors appointed by the stockholders, have been engaged to conduct an examination of the consolidated financial statements in accordance with generally accepted auditing standards, and have expressed their opinion on these statements. During the course of their audit, Ernst & Young LLP reviewed the Corporation's system of internal controls to the extent necessary to render their opinion on the consolidated financial statements.

The Board of Directors is responsible for ensuring that management fulfills its responsibility for financial reporting and internal control, and is ultimately responsible for reviewing and approving the consolidated financial statements. The Board carries out this responsibility principally through its Audit Committee; all members are outside Directors. The Committee meets four times annually to review audited and unaudited financial information prior to its public release. The Committee also considers, for review by the Board of Directors and approval by the stockholders, the engagement or reappointment of the external auditors. Ernst & Young LLP has full and free access to the Audit Committee.

Management acknowledges its responsibility to provide financial information that is representative of the Corporation's operations, is consistent and reliable, and is relevant for the informed evaluation of the Corporation's activities.

/s/ James M. Tory     /s/ Ron Zambonini              /s/ Donnie M. Moore

James M. Tory         Ron Zambonini                  Donnie M. Moore
Chairman              President and                  Senior Vice President,
                      Chief Executive Officer        Finance & Administration,
                                                     and Chief Financial Officer


March 30, 2001

COGNOS INCORPORATED

AUDITORS' REPORT

To the Board of Directors and Stockholders of Cognos Incorporated:

We have audited the consolidated balance sheets of Cognos Incorporated as at February 28, 2001 and February 29, 2000 and the consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended February 28, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at February 28, 2001 and February 29, 2000, and the results of its operations and its cash flows for each of the years in the three-year period ended February 28, 2001, in accordance with Canadian generally accepted accounting principles.

On March 30, 2001, we reported separately to the Board of Directors and Stockholders of Cognos Incorporated on financial statements for the same periods, prepared in accordance with United States generally accepted accounting principles.


                                           /s/ Ernst & Young LLP


Ottawa, Canada                             Ernst & Young LLP
March 30, 2001                             Chartered Accountants

                       CONSOLIDATED STATEMENTS OF INCOME

                   (US$000s except share amounts, CDN GAAP)


                                                                          Years Ended the Last Day of February
                                                      Note                2001            2000            1999
--------------------------------------------------------------------------------------------------------------
Revenue
   Product license                                                    $262,766        $203,299        $158,393
   Product support                                                     147,589         118,061          93,311
   Services                                                             85,297          64,280          49,421
--------------------------------------------------------------------------------------------------------------
Total revenue                                                          495,652         385,640         301,125
--------------------------------------------------------------------------------------------------------------
Operating expenses
   Cost of product license                                               7,315           5,235           5,738
   Cost of product support                                              17,820          13,758          11,166
   Selling, general, and administrative                                327,632         244,827         178,295
   Research and development                                             67,264          53,548          42,274
   Investment tax credits                                               (6,690)         (6,207)        (14,880)
--------------------------------------------------------------------------------------------------------------
Total operating expenses                                               413,341         311,161         222,593
--------------------------------------------------------------------------------------------------------------
Operating income                                                        82,311          74,479          78,532
Interest expense                                         6                (786)           (718)           (527)
Interest income                                                         12,386           7,454           6,430
--------------------------------------------------------------------------------------------------------------
Income before taxes                                                     93,911          81,215          84,435
Income tax provision                                     9              31,175          26,673          26,313
--------------------------------------------------------------------------------------------------------------
Net income                                                            $ 62,736        $ 54,542        $ 58,122
==============================================================================================================

Net income per share                                    10
 Basic                                                                $   0.72        $   0.63        $   0.66
==============================================================================================================
 Fully diluted                                                        $   0.71        $   0.62        $   0.65
==============================================================================================================

Weighted average number of shares (000s)                10
 Basic                                                                  87,324          85,972          87,416
==============================================================================================================
 Fully diluted                                                          92,495          92,082          93,404
==============================================================================================================

                           (See accompanying notes)

                          CONSOLIDATED BALANCE SHEETS

                              (US$000s, CDN GAAP)


                                                                             February 28,       February 29,
                                                                   Note              2001               2000
------------------------------------------------------------------------------------------------------------
Assets

Current assets
 Cash and cash equivalents                                            8          $115,293           $132,435
 Short-term investments                                               8           119,265             64,284
 Accounts receivable                                                  2           146,867            107,823
 Inventories                                                                          730                806
 Prepaid expenses                                                                   8,648              8,470
------------------------------------------------------------------------------------------------------------
                                                                                  390,803            313,818
Fixed assets                                                          3            74,208             44,835
Other assets                                                          4            46,780             37,445
------------------------------------------------------------------------------------------------------------
                                                                                 $511,791           $396,098
============================================================================================================
Liabilities

Current liabilities
 Accounts payable                                                                $ 28,256           $ 22,908
 Accrued charges                                                                   21,798             17,540
 Salaries, commissions, and related items                                          28,822             24,024
 Income taxes payable                                                              17,548              3,548
 Current portion of long-term debt                                    6                32              2,176
 Deferred revenue                                                                  96,674             77,167
------------------------------------------------------------------------------------------------------------
                                                                                  193,130            147,363
Long-term liabilities                                                 5             1,539              2,699
Deferred income taxes                                                 9            16,402             21,730
------------------------------------------------------------------------------------------------------------
                                                                                  211,071            171,792
------------------------------------------------------------------------------------------------------------
Commitments and Contingencies                                  5, 7, 13

Stockholders' Equity

Capital stock
 Common shares
   (2001 - 87,885,161; 2000 - 86,168,680)                            10           134,791            104,223
Retained earnings                                                                 175,946            126,316
Accumulated other comprehensive income                                            (10,017)            (6,233)
------------------------------------------------------------------------------------------------------------
                                                                                  300,720            224,306
------------------------------------------------------------------------------------------------------------
                                                                                 $511,791           $396,098
============================================================================================================

                           (See accompanying notes)

On behalf of the Board:

/s/ Douglas C. Cameron                        /s/ James M. Tory

Douglas C. Cameron, Director                  James M. Tory, Chairman

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   (US$000s except share amounts, CDN GAAP)

                                                                                                 Accumulated
                                                                                                    Other
                                                      Common Stock              Retained        Comprehensive
                                           --------------------------------
                                                Shares            Amount        Earnings           Income             Total
--------------------------------------------------------     -----------------------------------------------------------------
                                               (000s)
------------------------------------------------------------------------------------------------------------------------------
Balances, February 28, 1998                       88,208           $ 85,718       $ 68,339             $ (6,752)      $147,305
Issuance of stock
 Stock option plans                                1,054              4,141                                              4,141
 Stock purchase plans                                 92                846                                                846
 Business acquisitions                               503              3,763                                              3,763
 Deferred stock-based compensation                  (489)            (3,467)                                            (3,467)
 Amortization of deferred stock-based
  compensation                                                           61                                                 61
Repurchase of shares                              (3,006)            (3,005)       (31,132)                            (34,137)
Income tax effect related to stock options                              522                                                522
------------------------------------------------------------------------------------------------------------------------------
                                                  86,362             88,579         37,207               (6,752)       119,034
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          58,122                              58,122
Other comprehensive income
 Foreign currency translation adjustments                                                                (1,960)        (1,960)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                58,122               (1,960)        56,162
------------------------------------------------------------------------------------------------------------------------------
Balances, February 28, 1999                       86,362           $ 88,579       $ 95,329             $ (8,712)      $175,196
Issuance of stock
 Stock option plans                                1,973             15,420                                             15,420
 Stock purchase plans                                120              1,095                                              1,095
 Amortization of deferred stock-based
  compensation                                                          693                                                693
Repurchase of shares                              (2,286)            (2,458)       (23,555)                            (26,013)
Income tax effect related to stock options                              894                                                894
------------------------------------------------------------------------------------------------------------------------------
                                                  86,169            104,223         71,774               (8,712)       167,285
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          54,542                              54,542
Other comprehensive income
 Foreign currency translation adjustments                                                                 2,479          2,479
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                54,542                2,479         57,021
------------------------------------------------------------------------------------------------------------------------------
Balances, February 29, 2000                       86,169           $104,223       $126,316             $ (6,233)      $224,306
Issuance of stock
 Stock option plans                                1,816             18,574                                             18,574
 Stock purchase plans                                 73              2,018                                              2,018
 Business acquisitions                               253              9,070                                              9,070
 Deferred stock-based compensation                   154             (2,656)                                            (2,656)
 Amortization of deferred stock-based
  compensation                                                        1,233                                              1,233
Repurchase of shares                                (580)              (881)       (13,106)                            (13,987)
Income tax effect related to stock options                            3,210                                              3,210
------------------------------------------------------------------------------------------------------------------------------
                                                  87,885            134,791        113,210               (6,233)       241,768
------------------------------------------------------------------------------------------------------------------------------
Net income                                                                          62,736                              62,736
Other comprehensive income
 Foreign currency translation adjustments                                                                (3,784)        (3,784)
------------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                62,736               (3,784)        58,952
------------------------------------------------------------------------------------------------------------------------------
Balances, February 28, 2001                       87,885           $134,791       $175,946             $(10,017)      $300,720
==============================================================================================================================

                           (See accompanying notes)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                              (US$000s, CDN GAAP)


                                                                    Years Ended the Last Day of February
                                                                    2001             2000            1999
------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities
 Net income                                                       $  62,736        $  54,542       $  58,122
 Non-cash items
  Depreciation and amortization                                      30,754           24,228          17,602
  Amortization of deferred stock-based compensation                   1,233              693              61
  Amortization of other deferred compensation                         1,809            1,351             295
  Deferred income taxes                                              (6,426)           4,756          (3,685)
  Loss on disposal of fixed assets                                      561              148             185
------------------------------------------------------------------------------------------------------------
                                                                     90,667           85,718          72,580
 Change in non-cash working capital
  Increase in accounts receivable                                   (39,824)         (32,818)        (12,805)
  Decrease (increase) in inventories                                     37               31            (267)
  Increase in prepaid expenses                                         (731)          (1,422)         (2,772)
  Increase in accounts payable                                        4,320            3,930           3,526
  Increase in accrued charges                                         3,145            1,004           2,568
  Increase in salaries, commissions, and related items                5,630            4,394           5,806
  Increase (decrease) in income taxes payable                        14,262           (3,993)          5,624
  Increase in deferred revenue                                       21,467           26,374          10,358
------------------------------------------------------------------------------------------------------------
                                                                     98,973           83,218          84,618
------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities
 Maturity of short-term investments                                 138,803          138,796          96,860
 Purchase of short-term investments                                (195,386)        (146,238)       (116,093)
 Acquisition costs                                                  (11,377)          (2,146)         (9,174)
 Additions to fixed assets                                          (51,963)         (28,096)        (21,147)
 Proceeds from the sale of fixed assets                                 759               24              12
------------------------------------------------------------------------------------------------------------
                                                                   (119,164)         (37,660)        (49,542)
------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities
 Issue of common shares                                              23,802           17,409           5,509
 Repurchase of shares                                               (13,987)         (26,013)        (34,137)
 Repayment of long-term debt and long-term liabilities               (5,293)            (467)           (107)
------------------------------------------------------------------------------------------------------------
                                                                      4,522           (9,071)        (28,735)
------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                              (1,473)           2,331          (2,338)
------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                (17,142)          38,818           4,003
Cash and cash equivalents, beginning of period                      132,435           93,617          89,614
------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                            115,293          132,435          93,617
Short-term investments, end of period                               119,265           64,284          56,074
------------------------------------------------------------------------------------------------------------
Cash, cash equivalents, and short-term investments, end
 of period                                                        $ 234,558        $ 196,719       $ 149,691
============================================================================================================

                            (See accompanying notes)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

Nature of Operations

Cognos Incorporated (the "Corporation") is a global provider of business intelligence software solutions. The Corporation develops, markets, and supports an integrated business intelligence platform that allows customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives. The Corporation markets and supports these solutions both directly and through resellers worldwide.

Basis of Presentation

These consolidated financial statements have been prepared by the Corporation in United States (U.S.) dollars and in accordance with Canadian generally accepted accounting principles (GAAP), applied on a consistent basis.

Consolidated financial statements prepared in accordance with U.S. GAAP, in U.S. dollars, are made available to all shareholders, and filed with various regulatory authorities.

Basis of Consolidation

These consolidated financial statements include the accounts of the Corporation and its subsidiaries. All but one of the subsidiaries are wholly owned. Intercompany transactions and balances have been eliminated.

Estimates

The preparation of these consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and the accompanying notes. In the opinion of management, these consolidated financial statements reflect all adjustments necessary to present fairly the results for the periods presented. Actual results could differ from these estimates.

Comprehensive Income

Comprehensive Income includes net income and "other comprehensive income." Other comprehensive income refers to changes in net assets from transactions and other events, and circumstances other than transactions with stockholders. These changes are recorded directly as a separate component of Stockholders' Equity and excluded from net income. The only comprehensive income item for the Corporation relates to foreign currency translation adjustments pertaining to those subsidiaries not using the U.S. dollar as their functional currency.

Foreign Currency Translation

The financial statements of the parent company and its non-U.S. subsidiaries have been translated into U.S. dollars in accordance with The Canadian Institute of Chartered Accountants (CICA) Handbook, Section 1650, Foreign Currency Translation. The financial statements of the foreign subsidiaries are measured using local currency as the functional currency. All balance sheet amounts have been translated using the exchange rates in effect at the applicable year end. Income statement amounts have been translated using the weighted average exchange rate for the applicable year. The gains and losses resulting from the changes in exchange rates from year to year have been reported as a separate component of Stockholders' Equity. Currency transaction gains and losses are immaterial for all periods presented.

Revenue

The Corporation recognizes revenue in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition, issued by the American Institute of Certified Public Accountants.

Substantially all of the Corporation's product license revenue is earned from licenses of off-the-shelf software requiring no customization. Revenue from these licenses is recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. If a license includes the right to return the product for refund or credit, revenue is recognized net of an allowance for estimated returns provided all the requirements of SOP 97-2 have been met.

Revenue from product support contracts is recognized ratably over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts, and that would not have been incurred but for the acquisition of that contract, are deferred and expensed in the period the related revenue is recognized. These costs include commissions payable on sales of support contracts.

Revenue from education, consulting, and other services is recognized at the time such services are rendered.

For contracts with multiple obligations (e.g., deliverable and undeliverable products, support obligations, education, consulting, and other services), the Corporation allocates revenue to each element of the contract based on objective evidence, specific to the Corporation, of the fair value of the element.

Cash, Cash Equivalents, and Short-Term Investments

Cash includes cash equivalents, which are investments that are generally held to maturity and have terms to maturity of three months or less at the time of acquisition. Cash equivalents typically consist of commercial paper, term deposits, banker's acceptances and bearer deposit notes issued by major North American banks, and corporate debt. Cash and cash equivalents are carried at cost, which approximates their fair value.

Short-term investments are investments that are generally held to maturity and have terms greater than three months at the time of acquisition. Short-term investments typically consist of commercial paper, Government of Canada Treasury Bills, and banker's acceptances. Short-term investments are carried at cost, which approximates their fair value.

Inventories

Inventories are comprised principally of finished goods and are stated at the lower of cost, on an average cost basis, and net realizable value.

Fixed Assets

Fixed assets are recorded at cost. Computer equipment and software, and the building, are depreciated using the straight line method. Office furniture is depreciated using the diminishing balance method. Building improvements are amortized using the straight line method over the life of the improvement. Leasehold improvements are amortized using the straight line method over either the life of the improvement or the term of the lease, whichever is shorter.

Assets leased on terms that transfer substantially all of the benefits and risks of ownership to the Corporation are accounted for as capital leases, as though the asset had been purchased and a liability incurred. All other leases are accounted for as operating leases.

Other Assets

This category includes acquired technology, goodwill, and other deferred compensation associated with various acquisitions, and deferred software development costs.

Acquired technology represents the discounted fair value of the estimated net future income-producing capabilities of software products acquired on acquisitions. Acquired technology is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired technology at each reporting date, and adjusts to estimated fair value if necessary.

Goodwill represents the excess of the purchase price of acquired companies over the estimated fair value of the tangible and intangible net assets acquired. Goodwill is amortized over five years on a straight line basis. The Corporation evaluates the expected future net cash flows of the acquired businesses at each reporting date, and adjusts goodwill for any impairment.

Other deferred compensation includes cash consideration associated with acquisitions made by the Corporation. Other deferred compensation is recorded when its future payment is determinable and is payable contingent upon the continued tenure of the principals of the acquired companies who have become employees of the Corporation. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

Software development costs are expensed as incurred unless they meet generally accepted accounting criteria for deferral and amortization. Software development costs incurred prior to the establishment of technological feasibility do not meet these criteria, and are expensed as incurred. Research costs are expensed as incurred. For costs that are capitalized, the amortization is the greater of the amount calculated using either (i) the ratio that the appropriate product's current gross revenues bear to the total of current and anticipated future gross revenues for that product, or (ii) the straight line method over the remaining economic life of the product. Such amortization is recorded over a period not exceeding three years. The Corporation reassesses whether it has met the relevant criteria for continued deferral and amortization at each reporting date. The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed or otherwise marketed in each of fiscal 2001, 2000, and 1999.

Income Taxes

The liability method is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the tax rates and laws that are expected to be in effect when the differences reverse.

2.   Accounts Receivable

Accounts receivable include an allowance for doubtful accounts of $6,056,000 and $4,734,000 as of February 28, 2001 and February 29, 2000, respectively.

3.   Fixed Assets

                                        2001                                  2000
                          ----------------------------------    ----------------------------------
                                                 Accumulated                           Accumulated
                                                Depreciation                          Depreciation          Depreciation/
                                                         and                                   and           Amortization
                                    Cost        Amortization              Cost        Amortization                   Rate
                          --------------     ---------------    --------------     ---------------    -------------------
                                        ($000s)                               ($000s)
Computer equipment and
  software                      $ 72,100             $47,991          $ 63,334             $43,370                     33%
Office furniture                  27,756              12,538            21,602              11,317                     20%
Building and                                                                                                      Life of
  Leasehold improvements          17,438               5,350             8,160               3,726           Improvement/
                                                                                                               Lease Term
Land                                 775                   -               820                   -                      -
Building                          23,521               1,503             7,198               1,243                    2.5%
Construction in progress               -                   -             3,377                   -                      -
                          --------------     ---------------    --------------     ---------------
                                 141,590             $67,382           104,491             $59,656
                                             ===============                       ===============
                                 (67,382)                              (59,656)
                          --------------                        --------------
Net book value                  $ 74,208                              $ 44,835
                          ==============                        ==============


Depreciation and amortization of fixed assets was $18,475,000, $13,898,000, and $10,760,000 in each of fiscal 2001, 2000, and 1999, respectively.


4.   Other assets

Other assets as at February 28, 2001, and February 29, 2000, include acquired technology, goodwill, and other deferred compensation, and are disclosed net of amortization.

The Corporation recorded $23,421,000 of acquired technology, goodwill, workforce, and other deferred compensation in fiscal 2001, and $2,352,000 of goodwill and other deferred compensation in fiscal 2000. Amortization of other assets was $14,088,000, $11,681,000, and $7,082,000 in each of fiscal 2001,
2000, and 1999, respectively (see Note 5).

The Corporation did not capitalize any costs of internally-developed computer software to be sold, licensed, or otherwise marketed in each of fiscal 2001, 2000, and 1999, and recorded $0, $0, and $55,000 of corresponding amortization, respectively.


5.   Acquisitions

Fiscal 2001 Acquisitions

On June 1, 2000, the Corporation acquired Powerteam OY, the Corporation's distributor in Finland. The shareholders of Powerteam OY will receive approximately $2,258,000 in cash over two years and could also receive cash payments not to exceed $500,000 over the next three years. The Corporation has conditioned a portion of the consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

On September 21, 2000, the Corporation acquired NoticeCast Software Ltd., based in Twickenham, United Kingdom. NoticeCast's Enterprise Event Management Software monitors business processes and delivers timely business intelligence notifications to business users across the enterprise via e-mail on their personal computer, hand-held or wireless device. The shareholders of NoticeCast Software Ltd. received approximately $9,000,000 in cash on closing and will receive 148,468 shares of the Corporation's common stock valued at approximately $4,820,000. The shares are being held in escrow by the Corporation and will be released on the second anniversary of the closing of the transaction.

On November 1, 2000, the Corporation completed the acquisition of Johnson & Michaels, Inc. (JAMI), a leading provider of business intelligence consulting services. The shareholders of JAMI will receive total cash consideration of approximately $3,915,000 over three years and 104,230 shares of the Corporation's common stock valued at $4,250,000 over the same period. Approximately $1,406,000 was paid and 39,085 shares were issued on closing; the remaining shares, all of which were issued, are being held in escrow by the Corporation and will be released on the first (33%), second (33%), and third (34%) anniversaries of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $2,656,000, are accounted for as an offset to capital stock.

The scheduled aggregate annual payments for the long-term liabilities related to these acquisitions are $921,000 and $1,539,000 in fiscal 2002 and 2003, respectively. Amounts due within twelve months are included in accrued charges.

The acquisitions have been accounted for using the purchase method. The results of operations of all three acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of the acquired companies have been combined with those of the Corporation from the date of the acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

                                     Powerteam            NoticeCast              Johnson &
                                            OY          Software Inc.          Michaels, Inc.               Total
                               ----------------     ------------------     ------------------     ----------------
Assets acquired
 Acquired technology           $              -     $            5,000     $                -     $          5,000
 Other assets                             3,906                    450                    814                5,170
                               ----------------     ------------------     ------------------     ----------------
                                          3,906                  5,450                    814               10,170
Liabilities assumed                      (2,502)                (1,580)                  (922)              (5,004)
Deferred tax credits                          -                 (2,000)                     -               (2,000)
                               ----------------     ------------------     ------------------     ----------------
Net assets acquired                       1,404                  1,870                   (108)               3,166
Goodwill                                    854                 11,950                  3,545               16,349
                               ----------------     ------------------     ------------------     ----------------
Purchase price                 $          2,258     $           13,820     $            3,437     $         19,515
                               ================     ==================     ==================     ================
Purchase price consideration
 Cash                          $            971     $            9,000     $            1,406     $         11,377
 Deferred payment                         1,287                      -                    437                1,724
 Shares                                       -                  4,820                  1,594                6,414
                               ----------------     ------------------     ------------------     ----------------
                               $          2,258     $           13,820     $            3,437     $         19,515
                               ================     ==================     ==================     ================
Other consideration
 Deferred cash                                -                      -                  2,072                2,072
 Deferred shares                              -                      -                  2,656                2,656
                               ----------------     ------------------     ------------------     ----------------
Total consideration            $          2,258     $           13,820     $            8,165     $         24,243
                               ================     ==================     ==================     ================

Fiscal 2000 Acquisitions

On May 28, 1999, the Corporation completed the acquisition of Information Tools AG, the Corporation's distributor in Switzerland. The shareholders of Information Tools AG are to receive total consideration of approximately $657,000 of which $458,000 was received in cash during fiscal 2000. The remainder of the consideration ($199,000) is payable equally on the first and second anniversaries of the closing of the transaction. An amount not to exceed $500,000 could also be paid in contingent consideration. Of that amount, approximately $60,000 will be paid in fiscal 2002 relating to fiscal 2001 results, and approximately $120,000 was paid in fiscal 2001 relating to fiscal 2000 results. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

On July 15, 1999, the Corporation completed the purchase of the entire outstanding minority interest in the Corporation's subsidiary in Singapore, Cognos Far East Pte Limited. The former minority shareholders of Cognos Far East Pte Limited received approximately $1,688,000 in cash upon completion of the purchase. No further consideration is due to the former minority shareholders of the subsidiary.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisition were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

                                                                       Cognos Far
                                               Information               East Pte
                                                  Tools AG                Limited                Total
                                         ------------------     ------------------    ------------------
Assets acquired                          $              683     $                -    $              683
Liabilities assumed                                    (570)                     -                  (570)
                                         ------------------     ------------------    ------------------
Net assets acquired                                     113                      -                   113
Goodwill                                                544                  1,688                 2,232
                                         ------------------     ------------------    ------------------
Purchase price                           $              657     $            1,688    $            2,345
                                         ==================     ==================    ==================
Purchase price consideration
 Cash                                    $              458     $            1,688    $            2,146
 Deferred payment                                       199                      -                   199
                                         ------------------     ------------------    ------------------
                                         $              657     $            1,688    $            2,345
                                         ==================     ==================    ==================
Other consideration
 Deferred cash                                          180                      -                   180
                                         ------------------     ------------------    ------------------
Total consideration                      $              837     $            1,688    $            2,525
                                         ==================     ==================    ==================

Fiscal 1999 Acquisitions

On December 3, 1998, the Corporation completed the acquisition of substantially all the assets of Relational Matters including DecisionStream software. DecisionStream aggregates and integrates large volumes of transaction data with multidimensional data structures. Relational Matters will receive approximately $7,550,000 over three years and 250,980 shares of the Corporation's common stock valued at $1,823,000 over the same time period. The shares, all of which were issued, were placed in escrow on the closing of the transaction by the Corporation. A portion (40%) were released on the second anniversary of the closing of the transaction and the remainder (60%) will be released on the third anniversary of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,823,000, are accounted for as an offset to capital stock.

On February 24, 1999, the Corporation completed the acquisition of LEX2000 Inc., a developer of financial reporting, consolidation, budgeting, and forecasting systems, for a combination of cash and the Corporation's common stock. The shareholders of LEX2000 Inc. will receive approximately $7,444,000 over three years and 252,118 shares of the Corporation's common stock valued at $1,940,000 over the same time period. Approximately 14,200 shares were issued at closing; the remainder, all of which were issued, were placed in escrow on the closing of the transaction by the Corporation. A portion (50%) were released on the second anniversary of the closing of the transaction and the remainder (50%) will be released on the third anniversary of the closing of the transaction. The Corporation has conditioned a portion of the overall consideration on the continued tenure of certain employees. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price. The deferred shares, valued at $1,644,000 are accounted for as an offset to capital stock.

The scheduled aggregate annual payments for the long-term liabilities related to these two acquisitions are $2,893,000 in fiscal 2002. Amounts due within twelve months are included in accrued charges.

Both acquisitions have been accounted for using the purchase method. The results of operations of both acquired companies prior to the acquisitions were not material, and thus pro forma information has not been provided. The results of both acquired companies have been combined with those of the Corporation since their respective dates of acquisition.

Total consideration, including acquisition costs, was allocated based on estimated fair values on the acquisition date as follows: ($000s)

                                               Relational
                                                 Matters                LEX2000                Total
                                         -----------------     ------------------     -----------------
Assets acquired
 Acquired technology                     $           4,431     $           12,640      $         17,071
 Other assets                                           25                  1,501                 1,526
                                         -----------------     ------------------     -----------------
                                                     4,456                 14,141                18,597
Liabilities assumed                                    (37)                (2,869)               (2,906)
Deferred tax credits                                     -                 (6,201)               (6,201)
                                         -----------------     ------------------     -----------------
Net assets acquired                                  4,419                  5,071                 9,490
Goodwill                                                 -                      -                     -
                                         -----------------     ------------------     -----------------
Purchase price                           $           4,419      $           5,071      $          9,490
                                         =================     ==================     =================
Purchase price consideration
 Cash                                    $           4,419      $           4,755      $          9,174
 Deferred payment                                        -                     20                    20
 Shares                                                  -                    296                   296
                                         -----------------     ------------------     -----------------
                                         $           4,419      $           5,071      $          9,490
                                         =================     ==================     =================
Other consideration
 Deferred cash                           $           3,131                $ 2,669      $          5,800
 Deferred shares                                     1,823                  1,644                 3,467
                                         -----------------     ------------------     -----------------
Total consideration                      $           9,373                $ 9,384      $         18,757
                                         =================     ==================     =================

6.    Long-term Debt

                                                                      2001                  2000
                                                          -------------------     -----------------
                                                                            ($000s)
Mortgage at 12.5% per annum, repayable in blended
monthly installments of principal and interest of
Cdn $45,200 to October 2000                               $                 -      $          2,142

Other                                                                      32                    34
                                                          -------------------     -----------------
                                                                           32                 2,176
Less current portion                                                      (32)               (2,176)
                                                          -------------------     -----------------
                                                          $                 -     $               -
                                                          ===================     =================


Interest expense on long-term debt was $166,000, $264,000, and $271,000 in fiscal 2001, 2000, and 1999, respectively.

7.  Commitments

Certain of the Corporation's offices, computer equipment, and vehicles are leased under various terms. The annual aggregate lease expense in each of fiscal 2001, 2000, and 1999, was $14,715,000, $12,205,000, and $9,219,000,
respectively.

The aggregate amount of payments for these operating leases, in each of the next five fiscal years and thereafter, is approximately as follows: ($000s)

2002                 $13,810
2003                  10,735
2004                   7,352
2005                   5,743
2006                   3,141
Thereafter             6,693


8.  Financial Instruments

Foreign Exchange Forward Contracts

The Corporation's policy with respect to foreign currency exposure is to manage its financial exposure to certain foreign exchange fluctuations with the objective of neutralizing some of the impact of foreign currency exchange movements. To achieve this objective, the Corporation enters into foreign exchange forward contracts to hedge portions of the net investment in its various subsidiaries. As a result, the exchange gains and losses recorded on translation of the subsidiaries' financial statements are partially offset by the gains and losses attributable to the applicable foreign exchange forward contracts. Foreign exchange forward contracts are recorded at their estimated fair value. Realized and unrealized gains and losses from the applicable foreign exchange forward contracts are recorded as part of the foreign currency translation adjustments included in the Consolidated Statements of Stockholders' Equity.

The Corporation has foreign exchange conversion facilities that allow it to hold foreign exchange contracts of Cdn $130,000,000 (US $84,878,000) outstanding at any one time. The Corporation enters into foreign exchange forward contracts with major Canadian chartered banks, and therefore does not anticipate non-performance by these counterparties. The amount of the exposure on account of any non-performance is restricted to the unrealized gains in such contracts. As of February 28, 2001, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 29, 2001 to July 26, 2001, to exchange various foreign currencies in the amount of $15,173,000 (the estimated fair value was $15,353,000). As of February 29, 2000, the Corporation had foreign exchange forward contracts, with maturity dates ranging from March 30, 2000 to May 25, 2000, to exchange various foreign currencies in the amount of $6,239,000 (the estimated fair value was $6,428,000).

Concentration of Credit Risk

The investment of cash is regulated by the Corporation's investment policy, which is periodically reviewed and approved by the Audit Committee of the Board of Directors. The primary objective of the Corporation's investment policy is security of principal. The Corporation manages its investment credit risk through a combination of (i) a selection of securities with an acceptable credit rating; (ii) selection of term to maturity, which in no event exceeds one year in length; and (iii) diversification of debt issuers, both individually and by industry grouping.

Included in cash, cash equivalents, and short-term investments as of February 28, 2001 and February 29, 2000 were corporate debt amounts of $44,058,000 and $73,805,000, respectively. The corporate debt amounts as of February 28, 2001 and February 29, 2000 were with three and two distinct issuers, respectively. These amounts were repaid, in full, at maturity in March of their respective years. All the Corporation's short-term investments as of February 28, 2001 and February 29, 2000 had maturity dates before the end of June of their respective years. The Corporation's cash, cash equivalents, and short-term investments are denominated predominantly in Canadian and U.S. dollars.

The Corporation has an unsecured credit facility, subject to annual renewal, that includes an operating line and foreign exchange conversion facilities. The operating line permits the Corporation to borrow funds or issue letters of credit or guarantee up to an aggregate of Cdn $15,000,000 (US $9,794,000), subject to certain covenants. As of February 28, 2001 and February 29, 2000, there were no direct borrowings under this operating line.

There is no concentration of credit risk related to the Corporation's position in trade accounts receivable. Credit risk, with respect to trade receivables, is minimized because of the Corporation's large customer base and its geographical dispersion (see Note 12).

Fair Value of Financial Instruments

For certain of the Corporation's financial instruments, including accounts receivable, accounts payable, and other accrued charges, the carrying amounts approximate the fair value due to their short maturities. Cash and cash equivalents, short-term investments, long-term debt, and long-term liabilities are carried at cost, which approximates their fair value. Foreign exchange forward contracts are recorded at their estimated fair value.


9.  Income Taxes

Details of the income tax provision (recovery) are as follows: ($000s)

                                 2001           2000          1999
                               -------        -------       -------
Current
 Canadian                      $27,357        $16,880       $15,581
 Foreign                        12,707          9,943         9,228
                               -------        -------       -------
                                40,064         26,823        24,809
                               -------        -------       -------
Deferred
 Canadian                       (5,727)         1,765         3,274
 Foreign                        (3,162)        (1,915)       (1,770)
                               -------        -------       -------
                                (8,889)          (150)        1,504
                               -------        -------       -------
Income tax provision           $31,175        $26,673       $26,313
                               =======        =======       =======

The reported income tax provision differs from the amount computed by applying the Canadian rate to income before income taxes. The reasons for this difference and the related tax effects are as follows: ($000s)

                                                   2001       2000       1999
                                                 --------   --------   --------
Expected Canadian tax rate                           44.0%      44.0%      44.0%
                                                 ========   ========   ========

Expected tax provision                           $ 41,320   $ 35,735   $ 37,151
Foreign tax rate differences                      (14,603)   (10,422)   (10,906)
Net change in valuation allowance and other
 income tax benefits earned                        (1,910)    (2,680)    (1,064)
Non-deductible expenses and non-taxable income      4,121      2,876        193
Withholding tax on foreign income                   1,774      1,179        987
Other                                                 473        (15)       (48)
                                                 --------   --------   --------
Reported income tax provision                    $ 31,175   $ 26,673   $ 26,313
                                                 ========   ========   ========

Deferred income taxes result principally from temporary differences in the recognition of certain revenue and expense items for financial and tax reporting purposes. Significant components of the Corporation's deferred tax assets and liabilities as of February 28, 2001 and February 29, 2000 are as follows:
($000s)

                                                        2001        2000
                                                      -------     -------
Deferred tax assets
 Net operating tax loss carryforwards                 $ 3,822     $ 4,460
 Investment tax credits                                     -       1,404
 Deferred revenue                                       2,811       2,490
 Other                                                  3,409       2,186
                                                      -------     -------
Total deferred tax assets                              10,042      10,540
Valuation allowance for deferred tax assets            (3,022)     (4,460)
                                                      -------     -------
Net deferred tax assets                                 7,020       6,080
                                                      -------     -------
Deferred tax liabilities
 Book and tax differences on assets                    14,737      16,069
 Reserves and allowances                                6,141       7,484
 Income tax credits                                     3,925       5,346
 Other                                                 (1,381)     (1,089)
                                                      -------     -------
Total deferred tax liabilities                         23,422      27,810
                                                      -------     -------
Net deferred income tax liability                     $16,402     $21,730
                                                      =======     =======

The net change in the total valuation allowance for the years ended February 28, 2001 and February 29, 2000 was a decrease of $1,438,000 and $1,047,000, respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income in certain legal entities. Although realization is not assured, management believes it is more likely than not that the net amount of the future tax asset will be realized. However, this estimate could change in the near term as future taxable income in these certain legal entities changes.

As of February 28, 2001, the Corporation had tax loss carryforwards of approximately $8,872,000 available to reduce future years' income for tax purposes. These losses expire as follows: ($000s)


2005-2011                                 $2,625
Indefinitely                               6,247
                                       ---------
                                          $8,872
                                       =========

Income before taxes attributable to all foreign operations was $41,232,000, $37,215,000, and $39,219,000, in each of fiscal 2001, 2000, and 1999, respectively.

The Corporation has provided for foreign withholding taxes on the portion of the undistributed earnings of foreign subsidiaries expected to be remitted.

Income taxes paid were $13,537,000, $18,658,000, and $8,201,000, in each of fiscal 2001, 2000, and 1999, respectively.


10.  Stockholders' Equity

Capital Stock

The authorized capital of the Corporation consists of an unlimited number of common shares, without nominal or par value, and an unlimited number of preferred shares, issuable in series. No series of preferred shares has been created or issued.

On April 6, 2000, the Corporation's Board of Directors authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to stockholders of record at the close of business on April 20, 2000. Share and per-share amounts have been adjusted retroactively for this split.

Share Repurchase Programs

The share repurchases made in the past three fiscal years were part of distinct open market share repurchase programs through the Nasdaq National Market. The share repurchases made in fiscal 2001 were part of two open market share repurchase programs. The program adopted in October 1999 expired on October 8, 2000. Under this program the Corporation repurchased 150,000 of its shares; all repurchased shares were cancelled. In October 2000, the Corporation adopted a new program that will enable it to purchase up to 4,403,510 common shares (not more than 5% of those issued and outstanding) between October 9, 2000 and October 8, 2001. This program does not commit the Corporation to make any share repurchases. Purchases will be made on the Nasdaq National Market at prevailing open market prices and paid out of general corporate funds. All repurchased shares will be cancelled.

The details of the share repurchases were as follows:

                                       2001                                 2000                               1999
                          -------------------------------     --------------------------------    -----------------------------
                              Shares             Cost             Shares              Cost            Shares           Cost
                          -------------     -------------     -------------     --------------    ------------    -------------
                              (000s)            ($000s)           (000s)             ($000s)          (000s)          ($000s)
October 1997 program                  -           $     -                 -            $     -           2,030          $23,463
October 1998 program                  -                 -             2,186             24,689             976           10,674
October 1999 program                 50             2,041               100              1,324               -                -
October 2000 program                530            11,946                 -                  -               -                -
                          -------------     -------------     -------------     --------------    ------------    -------------
                                    580           $13,987             2,286            $26,013           3,006          $34,137
                          =============     =============     =============     ==============    ============    =============

The amount paid to acquire the shares over and above the average carrying value has been charged to retained earnings.

Stock Option Plans

As of February 28, 2001, the Corporation had stock options outstanding under two plans: 5,858,000 pertain to the 1997-2002 Stock Option Plan and 1,711,000 pertain to the 1993-1998 Stock Option Plan.

There were 14,000,000 shares of common stock originally reserved by the Board of Directors for issuance under the Corporation's 1997-2002 Stock Option Plan ("the Plan"), which was approved by the Corporation's shareholders in June 1997 and replaced the 1993-1998 Stock Option Plan. Options may be granted to directors, officers, employees, and consultants at such times and under such terms as established by the Plan. Options may be fully exercisable on the date of grant or may be exercisable in installments. Options will expire not later than 10 years from the date of grant or any shorter period as may be determined. All options are priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. In June 1999, options were awarded to employees, executive officers, and directors. These options vest equally in April 2000, April 2001, April 2002, and April 2003, and expire in April 2007. In June 2000, options were awarded to employees, executive officers, and directors. These options vest equally in April 2001, April 2002, April 2003, and April 2004, and expire in April 2008. There were 7,266,000 options available for grant under the Plan as of February 28, 2001.

Under the 1993-1998 Stock Option Plan, options were awarded to directors, officers, and employees. For the options outstanding as of February 28, 2001, the vesting dates extend to September 2001 and the expiry dates range from April 2003 to September 2005. In April 1996, options were awarded to certain key officers under an executive option award. These options vested equally in April 1999, April 2000, and April 2001, and expire in April 2003. All options were priced at the market price of the Corporation's shares on The Toronto Stock Exchange on the trading day preceding the date of grant. The 1993-1998 Stock Option Plan expired on January 1, 1998.

Employee Stock Purchase Plan

This plan was approved by the Corporation's shareholders in July 1993 and was amended on May 19, 1999. The amended plan was approved by the Corporation's shareholders on June 22, 1999, and will terminate on November 30, 2002. Under the plan, 3,000,000 common shares were reserved for issuance. A participant in the Employee Stock Purchase Plan authorizes the Corporation to deduct an amount per pay period that cannot exceed five (5) percent of annual target salary divided by the number of pay periods per year. Deductions are accumulated during each of the Corporation's fiscal quarters ("Purchase Period") and on the first trading day following the end of any Purchase Period these deductions are applied toward the purchase of common shares. The purchase price per share is ninety (90) percent of the lesser of The Toronto Stock Exchange average closing price on (a) the first five trading days of the Purchase Period or (b) the last five trading days of the Purchase Period. All full-time and part-time permanent employees may participate in the plan.

Accounting for Stock Option and Stock Purchase Plans

Under Canadian GAAP, the benefits of the Corporation's stock option and purchase plans are not recognized as compensation expense. If the fair values of the options granted since fiscal 1996 had been recognized as compensation expense on a straight line basis over the vesting period of the grant (consistent with the method prescribed by FASB Statement No. 123), stock-based compensation costs would have reduced net income by $20,106,000, $9,096,000, and $8,239,000, reduced basic net income per share by $0.23, $0.11, and $0.09, and reduced fully diluted net income per share by $0.22, $0.10, and $0.09 in fiscal 2001, 2000, and 1999, respectively.

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for fiscal 2001, 2000, and 1999, respectively: risk-free interest rates of 6.1%, 5.8%, and 5.5%, expected life of the options of 3.0 years, 2.8 years, and 2.9 years, expected volatility of 54%, 55%, and 56%, and for all years, a dividend yield of zero.

Activity in the stock option plans for fiscal 2001, 2000, and 1999 was as follows:

                                             2001                             2000                              1999
                                  ------------------------        ---------------------------        --------------------------
                                                 Weighted                           Weighted                          Weighted
                                                  Average                           Average                            Average
                                                 Exercise                           Exercise                          Exercise
                                   Options         Price              Options        Price             Options          Price
                                  ------------------------        ---------------------------        --------------------------
                                    (000s)                            (000s)                           (000s)
Outstanding, beginning of year         7,270      $  11.17                6,769      $   9.72                6,571       $ 8.29
 Granted                               2,537         34.02                2,772         11.18                1,935        13.33
 Exercised                            (1,816)        10.23               (1,973)         7.81               (1,054)        3.94
 Cancelled                              (422)        18.21                 (298)        11.73                 (683)        9.52
                                  ----------                      -------------                      -------------
Outstanding, end of year               7,569         17.81                7,270         11.17                6,769         9.72
                                  ==========                      =============                      =============
Options exercisable at year end        1,607                              1,234                              1,460
                                  ==========                      =============                      =============
Weighted average per share fair
 value of options granted during
the year calculated using the
Black-Scholes option pricing model                $  14.07                           $   4.59                            $ 5.54
                                                  ========                           ========                            ======

The following table summarizes significant ranges of outstanding and exercisable options held by directors, officers, and employees as of February 28, 2001:

                                      Options Outstanding                            Options Exercisable
                        --------------------------------------------------    --------------------------------
                                         Weighted             Weighted                          Weighted
  Range of Exercise                       Average              Average                           Average
        Prices            Options     Remaining Life       Exercise Price       Options       Exercise Price
---------------------   -----------  -----------------   ------------------   -----------   ------------------
                           (000s)                                                (000s)
 $ 8.30  -  $ 9.96         1,096          3.2 years            $ 8.48             392             $ 8.49
 $10.33  -  $10.45         2,754          5.6                   10.34             726              10.34
 $10.53  -  $13.11         1,140          5.2                   12.74             393              12.70
 $16.63  -  $26.44           355          7.3                   19.07              60              18.20
 $26.54  -  $32.48           177          7.2                   29.24              22              31.46
 $33.95  -  $34.18         1,882          7.1                   33.95              14              33.95
 $35.26  -  $46.29           165          7.5                   40.25               -                  -
                         -------                                               ------
                           7,569          5.7                  $17.81           1,607             $11.27
                         =======                                               ======

Deferred Stock-based Compensation

The Corporation recorded aggregate deferred stock-based compensation of $2,656,000, $0, and $3,467,000 in fiscal 2001, 2000, and 1999, respectively. In each year deferred stock-based compensation was recorded in connection with acquisitions made by the Corporation in which stock was issued to principals of the acquired companies, but held in escrow to be released on condition of continued tenure. Under generally accepted accounting principles, these amounts are accounted for as compensation rather than as a component of purchase price.

Net Income per Share

Net income per share is based on the weighted average number of shares outstanding during each year.

The reconciliation of the numerator and denominator for the calculation of net income per share and fully diluted net income per share is as follows: (000s, except per-share amounts)

                                                                            2001              2000            1999
                                                                         ---------         ---------       ---------
Net Income per Share
 Net income                                                              $  62,736         $  54,542       $  58,122
                                                                         =========         =========       =========
 Weighted average number of shares outstanding                              87,324            85,972          87,416
                                                                         =========         =========       =========
 Net income per share                                                    $    0.72         $    0.63       $    0.66
                                                                         =========         =========       =========

Fully Diluted Net Income per Share
 Net income                                                              $  62,736         $  54,542       $  58,122
 Imputed interest                                                            2,496             2,941           2,571
                                                                         ---------         ---------       ---------
 Adjusted net income                                                     $  65,232         $  57,483       $  60,693
                                                                         =========         =========       =========

 Weighted average number of shares outstanding                              87,324            85,972          87,416
  Dilutive effect of stock options* and deferred stock-based
  compensation                                                               5,171             6,110           5,988
                                                                         ---------         ---------       ---------
  Adjusted weighted average number of shares outstanding                    92,495            92,082          93,404
                                                                         =========         =========       =========
 Fully diluted net income per share                                      $    0.71         $    0.62       $    0.65
                                                                         =========         =========       =========

* All anti-dilutive options have been excluded.

Imputed earnings on the proceeds from the exercise of options are calculated using a 5% after-tax rate of return.

11. Pension Plans

The Corporation operates a Retirement Savings Plan for the parent company and also operates various other defined contribution pension plans for its subsidiaries. The Corporation contributes amounts related to the level of employee contributions for both types of plans.

The pension costs in fiscal 2001, 2000, and 1999 were $4,248,000, $3,839,000, and $2,744,000, respectively.

12. Segmented Information

The Corporation operates in one business segment--computer software solutions. This segment engages in business activities from which it earns license, support, and services revenue, and incurs expenses. Within this business segment, the Corporation develops, markets, and supports two complementary lines of software solutions that are designed to satisfy enterprise-wide business-critical needs. The Corporation's business intelligence software solutions allow customers, as well as their partners, customers, and suppliers, to analyze and report data from multiple perspectives. The Corporation's client/server application development tools are designed to increase the productivity of system analysts and developers. Cognos products are distributed both directly and through resellers worldwide.

Revenue is derived from the licensing of software and the provision of related services, which include product support and education, consulting, and other services. The Corporation generally licenses software and provides services subject to terms and conditions consistent with industry standards. Customers may elect to contract with the Corporation for product support, which includes product and documentation enhancements, as well as telephone support, by paying either an annual fee or fees based on usage of support services.

The Corporation operates internationally, with a substantial portion of its business conducted in foreign currencies. Accordingly, the Corporation's results are affected by year-over-year exchange rate fluctuations of the United States dollar relative to the Canadian dollar, to various European currencies, and to a lesser extent, to other foreign currencies.

No single customer accounted for 10% or more of the Corporation's revenue during any of the last three fiscal years. In addition, the Corporation is not dependent on any single customer or group of customers, or supplier.

The accounting policies for the segment are the same as those described in the Summary of Significant Accounting Policies. The required financial information for segment profit and segment assets is the same as that presented in the Consolidated Financial Statements. Geographic information is as follows: ($000s)

                                             2001                   2000                   1999
                                          ---------              ---------              ---------
Revenue to external customers*
 U.S.A.                                   $ 281,907              $ 204,730              $ 153,827
 Canada                                      35,890                 30,120                 24,040
 United Kingdom                              44,381                 44,972                 41,563
 Europe                                     101,888                 77,778                 60,502
 Asia/Pacific                                31,586                 28,040                 21,193
                                          ---------              ---------              ---------
                                          $ 495,652              $ 385,640              $ 301,125
                                          =========              =========              =========

* Revenues are attributed to countries based on location of customer

Fixed assets
 Canada                    $55,466             $31,055
 U.S.A.                      9,510               8,659
 Other countries             9,232               5,121
                     -------------      --------------
                           $74,208             $44,835
                     =============      ==============



Other assets
 Canada                    $24,232             $11,740
 U.S.A.                     22,548              25,705
                     -------------      --------------
                           $46,780             $37,445
                     =============      ==============


13.  Litigation

On May 5, 2000 an action was filed in the United States District Court for the Northern District of California against the Corporation and its subsidiary, Cognos Corporation (collectively "Cognos") by Business Objects S.A. ("Complainant"), for alleged patent infringement. The complaint alleges that the Corporation's Impromptu product infringes the Complainant's United States Patent No. 5,555,403 entitled "Relational Database Access System using Semantically Dynamic Objects". The complaint seeks relief in the form of an injunction against the Corporation and unspecified damages. On May 30, 2000 the Corporation answered the complaint, denying all material allegations, and counterclaimed against the Complainant for a declaratory judgment that the Corporation is not infringing on the Complainant's patent and that the patent is invalid. As these actions are at the preliminary stage, the Corporation cannot estimate the financial impact, if any, at this time.

In addition, the Corporation and its subsidiaries may, from time to time, be involved in other legal proceedings, claims, and litigation that arise in the ordinary course of business which the Corporation believes would not reasonably be expected to have a material adverse effect on the financial condition of the Corporation.


14.  Comparative Results

Certain of the prior years' figures have been reclassified in order to conform to the presentation adopted in the current year.

SELECTED CONSOLIDATED FINANCIAL DATA

Five-Year Summary

The following Selected Consolidated Financial Data has been derived from the Corporation's consolidated financial statements that have been audited by Ernst & Young LLP, independent chartered accountants. The Selected Consolidated Financial Data should be read in conjunction with the Consolidated Financial Statements and related Notes, and with Management's Discussion and Analysis of Financial Condition and Results of Operations.

On April 6, 2000, the Board of Directors of the Corporation authorized a two-for-one stock split, effected in the form of a stock dividend, payable on or about April 27, 2000 to shareholders of record at the close of business on April 20, 2000. All historic consolidated results have been restated for the split.

                                                                 Years Ended the Last Day of February
-------------------------------------------------------------------------------------------------------------------------
                                                     2001            2000            1999            1998            1997
-------------------------------------------------------------------------------------------------------------------------
                                                                            (US$000s except share amounts, Canadian GAAP)
Statement of Income Data
Revenue                                          $495,652        $385,640        $301,125        $244,834        $198,185
-------------------------------------------------------------------------------------------------------------------------
Operating expenses
 Cost of product license                            7,315           5,235           5,738           3,828           3,266
 Cost of product support                           17,820          13,758          11,166           9,694           9,634
 Selling, general, and administrative             327,632         244,827         178,295         143,493         114,617
 Research and development                          67,264          53,548          42,274          33,530          28,951
 Investment tax credits                            (6,690)         (6,207)        (14,880)         (9,432)         (3,683)
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses                          413,341         311,161         222,593         181,113         152,785
-------------------------------------------------------------------------------------------------------------------------
Operating income                                   82,311          74,479          78,532          63,721          45,400
Interest expense                                     (786)           (718)           (527)           (481)           (427)
Interest income                                    12,386           7,454           6,430           5,340           4,524
-------------------------------------------------------------------------------------------------------------------------
Income before taxes                                93,911          81,215          84,435          68,580          49,497
Income tax provision                               31,175          26,673          26,313          19,638          12,708
-------------------------------------------------------------------------------------------------------------------------
Net income                                       $ 62,736        $ 54,542        $ 58,122        $ 48,942        $ 36,789
=========================================================================================================================
Net income per share
 Basic                                           $   0.72        $   0.63        $   0.66        $   0.55        $   0.43
 Fully diluted                                   $   0.71        $   0.62        $   0.65        $   0.54        $   0.41

Weighted average number of shares (000s)
 Basic                                             87,324          85,972          87,416          88,414          86,298
 Fully diluted                                     92,495          92,082          93,404          96,082          95,390

Balance Sheet Data (at end of period)

Working capital                                  $197,673        $166,455        $123,343        $112,846        $103,727
Total assets                                      511,791         396,098         311,235         246,334         189,748
Total debt                                             32           2,176           2,612           2,457           2,655
Stockholders' equity                              300,720         224,306         175,196         147,305         115,912